Exhibit 2.1

SHARE ACQUISITION AGREEMENT

by and among

FIRST TRINITY FINANCIAL CORPORATION,

MTCP LLC,

BRICKELL L&A HOLDINGS LLC,

AND

WILL KLEIN AND GERALD KOHOUT, in their capacity as Shareholders’ Representatives dated as of April 24, 2023

-i-

(Continued)

-ii-

(Continued)

-iii-

SHARE ACQUISITION AGREEMENT

This SHARE ACQUISITION AGREEMENT, dated as of April 24, 2023 (this “Agreement”), is by and among (i) First Trinity Financial Corporation, an Oklahoma corporation (the “Company”), (ii)  MTCP LLC, a Florida limited liability company (“Buyer”), (iii) Brickell L&A Holdings LLC, a Delaware limited liability company and a wholly-owned subsidiary of Buyer (“Acquisition Sub”), and (iv) Will Klein and Gerald Kohout, each solely in their capacity as representatives of the Company Shareholders (together, the “Shareholders’ Representatives” and each a “Shareholders’ Representative”). The Company, Buyer, Acquisition Sub and the Shareholders’ Representatives shall be referred to herein from time to time collectively as the “parties” and individually as a “party.”

RECITALS

WHEREAS, the Company owns Trinity Life Insurance Company, an Oklahoma-domiciled life insurance company (“TLIC”), Family Benefit Life Insurance Company, a Missouri-domiciled life insurance company (“FBLIC”), Trinity American, Inc., a Barbados insurance company (“TAI”) and Trinity Mortgage Corporation, an Oklahoma corporation (“TMC”); and

WHEREAS, the parties desire to enter into this Agreement pursuant to OGCA Section 1090.1 under which the parties propose that Acquisition Sub will purchase (the “Acquisition”) all of the outstanding equity securities of the Company; and

WHEREAS, the board of directors of the Company (the “Company Board”) has (i) determined that this Agreement, the Acquisition and the other transactions contemplated hereby, taken together, are at a price and on terms that are advisable and in the best interest of the Company and its shareholders (the “Company Shareholders”) and (ii) unanimously adopted resolutions approving this Agreement, the Acquisition and the other transactions contemplated hereby, declaring its advisability and recommending the adoption by the Company Shareholders of this Agreement, the Acquisition and the other transactions contemplated hereby; and

WHEREAS, the sole manager of Acquisition Sub has (i) determined that this Agreement, the Acquisition and the other transactions contemplated hereby, taken together, are at a price and on terms that are advisable and in the best interest of Acquisition Sub and its sole member and (ii) adopted resolutions approving this Agreement, the Acquisition and the other transactions contemplated hereby, declaring its advisability and recommending adoption by its sole member of this Agreement, the Acquisition and the other transactions contemplated hereby; and

WHEREAS, the sole manager of Buyer, as the sole member of Acquisition Sub, has approved and adopted this Agreement, the Acquisition and the other transactions contemplated hereby; and

WHEREAS, as a condition and material inducement to Buyer’s and Acquisition Sub’s willingness to enter into this Agreement, certain employees of the Company will execute and deliver new employment agreements with Acquisition Sub, each of which shall be effective after the Closing, in substantially the forms attached hereto as Exhibits A-1, A-2, A-3 and A-4 (collectively, the “New Employment Agreements”); and

WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the Acquisition and also to prescribe various conditions to the Acquisition.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, and intending to be legally bound, the parties agree as follows:

Article I
DEFINITIONS

Section 1.1    Definitions. For all purposes of this Agreement, the following terms shall have the respective meanings set forth in this Section 1.1.

“401K Plan” means the Company’s 401(k) Plan.

“409A Plan” has the meaning set forth in Section 4.11(g).

“ACA” has the meaning set forth in Section 4.11(e).

“Acquired Shares” means all of the Shares.

“Acquisition” has the meaning set forth in the Recitals.

“Acquisition Consideration” has the meaning set forth in Section 3.1.

“Acquisition Proposal” means (i) any proposal or offer with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, share purchase, business combination or similar transaction involving the Company or any of its Subsidiaries and (ii) any acquisition by any Person resulting in, or proposal or offer, in each case, which if consummated would result in, any Person becoming the beneficial owner of, directly or indirectly, in one or a series of related transactions, fifteen percent (15%) or more of the total voting power of any class of equity securities of the Company (or of the surviving entity in a merger involving the Company, as applicable) or fifteen percent (15%) or more of the consolidated net revenues, net income or total assets of the Company, in each case other than the transactions contemplated by this Agreement.

“Acquisition Sub” has the meaning set forth in the introduction.

“Actuarial Reports” has the meaning set forth in Section 4.17(h).

“Adjusted GAAP Shareholders’ Equity” means, as of any date of determination, an amount equal to (a) the shareholders’ equity (for the avoidance of doubt, and without duplication, reduced by the amount of Unpaid Transaction Expenses and Indebtedness) minus (plus) (b) the accumulated other comprehensive income (loss), in each case that would be reflected in a consolidated balance sheet of the Company and its Subsidiaries in the form of the consolidated balance sheet in the Company’s Quarterly Report on Form 10-Q prepared in accordance with GAAP consistent with past practice.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person. As used in this definition, the term “controls” (including the terms “controlling,” “controlled by” and “under common control with”) means the relevant Person has possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Agreement” has the meaning set forth in the introduction.

“Alternative Acquisition Agreement” has the meaning set forth in Section 6.2(b)(i)(B).

“Applicable Law” means any domestic or foreign, federal, state or local statute, law (whether statutory or common law), treaty, ordinance, rule, administrative interpretation, regulation, order, writ, injunction, directive or judgment (including those of any self-regulatory organization) applicable to any of the Company, its Subsidiaries, Buyer or any of their respective Affiliates, equity holders, properties, assets, business, operations, officers, directors, employees or agents, as the case may be.

“Applicable Per Share Closing Amount” means the quotient of (a) the Base Purchase Price, divided by (b) the number of outstanding Shares.

“Applicable Pro Rata Share” means a fraction, expressed as a percentage (a) the numerator of which is the aggregate Estimated Acquisition Consideration such Company Shareholder is entitled to receive pursuant to this Agreement by virtue of such Company Shareholder’s Acquired Shares and (b) the denominator of which is the aggregate Estimated Acquisition Consideration that all Company Shareholders are entitled to receive pursuant to this Agreement by virtue of such Company Shareholders’ Acquired Shares.

“Base Purchase Price” the product of (a) the Adjusted GAAP Shareholders’ Equity as of the Effective Time, multiplied by (b) 1.17.

“Book Entry Shares” has the meaning set forth in Section 3.5(a).

“Burdensome Condition” has the meaning set forth in Section 6.6(d).

“Business Day” means any day that is not a Saturday, a Sunday, a legal holiday or other day on which commercial banks in Tulsa, Oklahoma are authorized or required by Applicable Law to close for regular banking business.

“Buyer” has the meaning set forth in the introduction.

“Buyer Disclosure Schedule” means the disclosure schedule in respect of this Agreement, dated as of the date of this Agreement, and delivered by Buyer to the Company immediately prior to the execution and delivery of this Agreement.

“Certificate of Acquisition” has the meaning set forth in Section 2.1.

“Certificates” has the meaning set forth in Section 3.5(a).

“Change of Recommendation” has the meaning set forth in Section 6.2(b)(i)(A).

“Closing” has the meaning set forth in Section 3.3(a).

“Closing Acquisition Consideration” has the meaning set forth in Section 3.6(b).

“Closing Date” has the meaning set forth in Section 3.3(a).

“Closing Date Schedule” has the meaning set forth in Section 3.6(b).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the introduction.

“Company Board” has the meaning set forth in the Recitals.

“Company Charter” means the Amended and Restated Certificate of Incorporation of the Company, as amended to date.

“Company Class A Common Stock” means the Class A Common Stock, $0.01 par value per share, of the Company.

“Company Class B Common Stock” means the Class B Common Stock, $0.01 par value per share, of the Company.

“Company Disclosure Schedule” means the disclosure schedule in respect of this Agreement, dated as of the date of this Agreement, and delivered by the Company to Buyer immediately prior to the execution and delivery of this Agreement.

“Company Employees” means all employees of the Company or any of its Subsidiaries, including any such individuals on a leave of absence.

“Company Insurance Policies” means any insurance or annuity contract, policy, certificate, binder, slip, cover or other agreement of insurance, including all supplements, riders and endorsements issued or written in connection therewith and extensions thereto and issued, renewed, assumed, reinsured or written by or on behalf of TLIC, FBLIC or TAI.

“Company Options” means any issued and outstanding options (including commitments to grant options) to purchase or otherwise acquire shares of capital stock of the Company (whether or not vested).

“Company Plans” has the meaning set forth in Section 4.11(a).

“Company Preferred Stock” means the Preferred Stock, $0.01 par value per share, of the Company.

“Company Recommendation” has the meaning set forth in Section 6.3(b).

“Company SEC Documents” has the meaning set forth in Section 4.4(a).

“Company Shareholder Approval” means the adoption and approval of this Agreement, the Acquisition and the other Transactions by the holders of a majority of the Company Class A Common Stock entitled to vote, and a majority of the holders of the Company Class B Common Stock in accordance with the OGCA and the Company Charter, at the Company Shareholders Meeting duly called and held for such purpose.

“Company Shareholders” has the meaning set forth in the Recitals.

“Company Shareholders Meeting” has the meaning set forth in Section 6.3(a).

“Company Stock” has the meaning set forth in Section 4.2(a).

“Company Transaction Expenses” means, without duplication, all (i) fees, costs, expenses or other amounts incurred by the Company or any of its Subsidiaries and not yet paid as of the Closing Date in connection with the Company’s negotiation, documentation, implementation and/or consummation of the Acquisition and other transactions contemplated by this Agreement and the other Transaction Documents, including amounts payable pursuant to this Agreement by any of the foregoing, including any fees paid to Oppenheimer & Co. Inc. or any other financial advisor, broker, or finder, and legal or accounting or other professional fees and disbursements, (ii) premiums and other costs associated with the D&O Tail Policy, and (iii) any severance, bonus, retention, change in control, transaction or settlement payments that become payable to Company Employees or other service providers of the Company or its Subsidiaries pursuant to an Existing Employment Agreement or otherwise as a result of or in connection with the Transactions, any gross-up or reimbursement amounts payable to Company Employees or other service providers with respect to any Taxes that may apply to such payments (including, without limitation, Taxes imposed under Code Sections 409A, 280G or 4999), and the employer portion of any employment Taxes that are incurred by the Company or its Subsidiaries in connection with the payment of any amounts described in this clause (iii).

“Confidentiality Agreement” means that certain Non-Disclosure Agreement, dated August 9, 2022, between 777 Partners LLC and the Company.

“Contracts” means any contract, agreement, indenture, note, bond, loan, instrument, lease, conditional sale contract, purchase or sales order, mortgage, license or other enforceable obligation, arrangement or agreement, whether written or oral.

“COVID-19” means the outbreak and ongoing effects of the COVID-19 pandemic declared by the World Health Organization on March 11, 2020.

“D&O Indemnified Party” has the meaning set forth in Section 6.11(a).

“D&O Tail Policy” has the meaning set forth in Section 6.11(c).

“Dispute Notice” has the meaning set forth in Section 3.6(c).

“Dissenters’ Rights” means the right to dissent from the Acquisition pursuant to Section 1090.1G of the OGCA.

“Dissenting Shareholder” means any Company Shareholder who has exercised Dissenters’ Rights and has not failed to perfect such rights or waived or lost such rights.

“Dissenting Shareholder Obligations” means any obligation of the Company pursuant to Section 1091 of the OGCA to make payments to a Dissenting Shareholder due to such Dissenting Shareholder’s exercise of its Dissenters’ Rights.

“Dissenting Shares” means Shares held by Dissenting Shareholders.

“Effective Time” has the meaning set forth in Section 2.1.

“Encumbrance” means, with respect to any property or asset, any pledge, lien, mortgage, charge, encumbrance, hypothecation, option, right of first refusal, right of first offer, security interest or other restriction of any kind or nature.

“Environmental Laws” means all Applicable Laws governing Environmental Matters.

“Environmental Matters” means any matters arising out of or relating to health and safety, or pollution or protection of the environment or workplace, including, without limitation, any of the foregoing relating to the use, generation, transport, treatment, storage, or disposal of any material defined as a “hazardous substance” or “hazardous waste” under any Applicable Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) which together with the Company or its Subsidiaries would be treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.

“Estimated Acquisition Consideration” has the meaning set forth in Section 3.2(a).

“Estimated Acquisition Consideration Allocation” has the meaning set forth in Section 3.2(a).

“Exchange Act” has the meaning set forth in Section 4.4(a).

“Existing Employment Agreement” means a Contract, offer letter or agreement of the Company or any of its Subsidiaries with any current or former Company Employee to which the Company or any of its Subsidiaries has any actual or contingent liability or obligation to provide compensation and/or benefits in consideration for past, present or future services including any severance, termination, change in control or similar payment.

“FBLIC” has the meaning set forth in the Recitals.

“Final Acquisition Consideration” has the meaning set forth in Section 3.6(c).

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governmental Authority” means any United States or foreign government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including the SEC, any Insurance Department, or any other authority, agency, department, board, commission or instrumentality of the United States, any state of the United States or any political subdivision thereof or any foreign jurisdiction, any court, tribunal or arbitrator(s) of competent jurisdiction and any self-regulatory body.

“Indebtedness” means, with respect to any Person, without duplication, any of the following liabilities, whether secured (with or without limited recourse) or unsecured, contingent or otherwise, (i) all liabilities for borrowed money, (ii) all obligations under purchase money financings and all liabilities evidenced by a note, bond, debenture, or other similar instruments, (iii) all obligations under capital leases to the extent required to be capitalized under GAAP and to the extent fully offset by a “right to use” asset account (which shall not include any obligations to pay rent or any other payment obligations under any Leases), (iv) all liabilities for guarantees of another Person in respect of liabilities of the type set forth in clauses (i), (ii) and (iii), (v) all reimbursement obligations under letters of credit to the extent such letters of credit have been drawn, (vi) all unpaid Taxes of the Company and its Subsidiaries for all Tax periods (or portions thereof) ending on or before the Closing Date and (vii) all liabilities for accrued but unpaid interest expense and unpaid penalties, fees, charges and prepayment premiums that are payable, in each case, with respect to any of the obligations of a type described in clauses (i) through (vi) above; provided, however, that notwithstanding the foregoing, Indebtedness shall exclude any trade payables incurred in the ordinary course of business and any Company Transaction Expenses.

“Insurance Company” has the meaning set forth in Section 4.17(a).

“Insurance Department” means any Governmental Authority having responsibility for the oversight and regulation of the business of insurance.

“Intellectual Property” means all intellectual property, intellectual property rights and similar rights in any jurisdiction, including any and all of the following: all trademarks, trade names, service marks, service names, mark registrations, logos, assumed names, domain names, social media accounts, account names and handles, trade secrets and know-how (including processes, formulae, designs, methods, techniques, procedures and technology), registered and unregistered copyrights and other rights associated with works of authorship, software, patents, or applications, registrations, renewals, extensions and reissues of, and applications for or relating to any of the foregoing, and all goodwill associated with and symbolized by any of the foregoing.

“Intentional Breach” means, with respect to any agreement or covenant of a party in this Agreement, an action or omission taken or omitted to be taken by such party after the date hereof in material breach of such agreement or covenant that the breaching party intentionally takes (or fails to take) with Knowledge of such party that such action or omission would, or would reasonably be expected to, cause such material breach of such agreement or covenant.

“Internal IT Systems” means the hardware, software, network and telecommunications equipment and internet-related information technology infrastructure owned or leased by the Company or its Subsidiaries and used in the business of the Company or any of its Subsidiaries.

“Investment Assets” has the meaning set forth in Section 4.18.

“Investment Management Agreement” means the Investment Management Agreement to be entered into at Closing by and between 777 Asset Management LLC and TLIC, substantially in the form attached hereto as Exhibit C.

“IRS” means the United States Internal Revenue Service.

“Knowledge” or “Known” means, (a) with respect to the Company, the actual knowledge, after reasonable inquiry, of those individuals set forth on Section    1.1(a) of the Company Disclosure Schedule and (b) with respect to Buyer, the actual knowledge, after reasonable inquiry, of those individuals set forth on Section    1.1(b) of the Buyer Disclosure Schedule.

“Leases” has the meaning set forth in Section 4.14(b).

“Letter of Transmittal” means a letter of transmittal from the Transfer Agent on behalf of the Company that, among other things, informs Company Shareholders how to obtain their Final Acquisition Consideration, in form and substance reasonably satisfactory to the Buyer.

“Long-Term Incentive Plan” means the Company’s 2019 Long-Term Incentive Plan, as amended and in effect.

“Material Adverse Effect” means (a) any event, condition, change, circumstance, development, result, occurrence, fact, or effect that, individually or in the aggregate, has or is reasonably likely to have a material adverse impact on the assets, business, results of operations or financial condition of the Company and its Subsidiaries, except to the extent any such event, condition, change, circumstance, development, result, occurrence, fact, or effect results from (i) changes in United States, regional, international or global economic, industry, policy or market conditions (including general changes in credit availability and liquidity, interest rates, currency exchange rates or prices of securities or commodities generally or liquidity of trading markets), (ii) changes in political conditions in the United States, any region or worldwide (including but not limited to the outbreak of war, strikes, riots, crimes or acts of terrorism and sudden legal changes, and events described by the term act of god), (iii) natural catastrophic events, including but not limited to pandemics, epidemics or viruses, (iv) changes or proposed changes in Applicable Law or interpretations thereof, (v) changes in applicable accounting principles, including GAAP or SAP, or (vi) matters affecting the life insurance and annuity markets in which the Company and its Subsidiaries operate generally, except to the extent such event, condition, change, circumstance, development, result, occurrence, fact, or effect adversely and disproportionately negatively impacts the assets, business, results of operations or condition of the Company or its Subsidiaries, as compared to other similarly structured participants operating in the same businesses; and (b) a material impairment on the ability of the Company to perform its obligations under this Agreement, including consummation of the Transactions.

“Material Contract” has the meaning set forth in Section 4.5(a).

“New Employment Agreements” has the meaning set forth in the Recitals.

“Notice of Change of Recommendation” has the meaning set forth in Section 6.2(e).

“OGCA” means the Oklahoma General Corporation Act.

“Oklahoma Courts” has the meaning set forth in Section 10.10.

“Organizational Documents” means, with respect to any Person that is not an individual, the articles or certificate of incorporation or formation, by-laws, limited partnership agreement, partnership agreement, limited liability company agreement, shareholders agreement, trust agreement or such other organizational documents of such Person.

“Owned Real Property” has the meaning set forth in Section 4.14(c).

“Payments Administrator” means the Transfer Agent, solely in its capacity as payments administrator.

“Payments Agreement” means the Payments Administration Agreement to be entered into at or prior to Closing by and among Buyer, the Shareholders’ Representatives and the Payments Administrator.

“Payoff Letters” has the meaning set forth in Section 3.3(b)(i)(A).

“Permits” means all permits, licenses, registrations, agreements, waivers and authorizations under Applicable Law or with or issued by any Governmental Authority.

“Permitted Encumbrances” means (a) liens for Taxes or assessments that are not yet due and payable or that are being contested in good faith by appropriate proceedings for which appropriate reserves have been established; (b) Encumbrances to secure payments of workmen’s compensation and other payments, unemployment and other insurance, old-age pensions or other social security obligations; (c) workmen’s, repairmen’s, warehousemen’s, vendors’, mechanics’ or carriers’ liens or other similar liens imposed by Applicable Law, arising in the ordinary course of business and securing sums that are not yet due, and for which appropriate reserves have been established; and (d) defects of title, easements, rights of way, covenants, restrictions and other similar Encumbrances with respect to real property not materially interfering with the use or value of such real property.

“Person” means any individual, corporation, company, partnership (limited or general), limited liability company, joint venture, association, trust, estate or other entity.

“Personal Data” means a natural person’s name, street address, telephone number, e-mail address, photograph, social security number, driver’s license number, passport number, or customer or account number, or any other piece of information that allows the identification of a natural person.

“Plan” means each employee benefit plan (as defined in Section 3(3) of ERISA) and each other anniversary, compensation, bonus (including annual and long-term bonus plans), incentive, deferred compensation, stock purchase, restricted stock, performance unit, phantom stock, profit participation, capital appreciation, pension, profit sharing, retirement (whether qualified or nonqualified), option, equity or equity-based, employment, consulting, unemployment, change of control, retention, severance, reduction-in-force, termination pay or similar plan, program, policy, practice, arrangement or agreement, and each health, life, medical, dental, disability, workers’ compensation, sick leave, vacation, cafeteria plan, educational assistance, or employee loan plan, or other welfare or employee benefit insurance, paid time off, or fringe benefit plan, program, policy, practice, arrangement or agreement, whether or not subject to ERISA or any Applicable Laws within or outside of the United States, and whether or not legally enforceable.

“Preliminary Closing Schedule” has the meaning set forth in Section 3.2(a).

“Proceedings” means legal, administrative, arbitral or other proceedings, claims, suits, actions or investigations, audits or inquiries of any nature instituted by, before or on behalf of any Governmental Authority or arbitrator.

“Producers” has the meaning set forth in Section 4.17(d).

“Pro Forma Closing Schedule” has the meaning set forth in Section 3.2(a).

“Proxy Statement” has the meaning set forth in Section 6.3(a).

“Qualified Plan” or “Qualified Plans” has the meaning set forth in Section 4.11(c).

“Qualifying Change of Recommendation” has the meaning set forth in Section 6.2(b)(ii)(A).

“Reinsurance Agreement” has the meaning set forth in Section 4.5(a)(viii).

“Release and Waiver of Claims” means the Release and Waiver of Claims agreements substantially in the forms attached hereto as Exhibits B-1, B-2 and B-3.

“Representative Losses” has the meaning set forth in Section 9.2.

“Representatives” has the meaning set forth in Section 6.2(a)(i).

“Requisite Regulatory Approvals” has the meaning set forth in Section 7.1(b).

“Reviewing Accounting Firm” means KPMG US LLP.

“SAP” means, with respect to any Person, the statutory accounting principles and practices prescribed or permitted by the domiciliary state of the relevant Person, consistently applied.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” has the meaning set forth in Section 4.4(a).

“Shareholder-Related Claim” means any claim or threatened claim by any Company Shareholder or former shareholder of the Company, any holder or former holder of Company Options or (except with respect to subsection (v) below) any other Person, seeking to assert, or based upon (i) ownership or rights to ownership of any equity securities of the Company, (ii) any rights of a Company Shareholder (other than the right to receive such Person’s portion of the Acquisition Consideration as it is determined under Article III of this Agreement), including any option, preemptive rights, or rights to notice or to vote and any claim that any formulas, definitions or provisions related to the payment of the Acquisition Consideration are incorrect, (iii) any rights under the Company Charter, (iv) any claim that his, her or its equity securities were wrongfully repurchased by the Company or (v) any alleged action or failure to act on such Person’s behalf by the Shareholder Representative.

“Shareholders’ Representatives” has the meaning set forth in the introduction.

“Shares” means shares of Company Class A Common Stock issued and outstanding immediately prior to the Effective Time (other than any treasury shares or shares held by the Company, Buyer or any of their Affiliates).

“Shortfall” has the meaning set forth in Section 3.6(a).

“Statutory Statements” has the meaning set forth in Section 4.4(c).

“Subsidiary” of a Person means any other Person fifty percent (50%) or more of the voting stock (or of any other form of other voting or controlling equity interest in the case of a Person that is not a corporation) of which is beneficially owned by the Person directly or indirectly through one or more other Persons.

“Superior Proposal” means any unsolicited bona fide written Acquisition Proposal (with the percentages set forth in the definition of such term changed from fifteen percent (15%) to fifty-one percent (51%)) that would result in a Person or group, other than Buyer or any of its Subsidiaries or controlled Affiliates, becoming the beneficial owner of, directly or indirectly, fifty-one percent (51%) of the total voting power of the equity securities of the Company (or of the surviving entity in a merger involving the Company, as applicable) or fifty-one percent (51%) of the consolidated net revenues, net income or total assets of the Company that the Company Board has determined in good faith, after consultation with outside legal counsel and its financial advisor that (a) if consummated, would result in a transaction more favorable to the Company Shareholders from a financial point of view than the Transactions, and (b) is reasonably likely to be consummated on the terms proposed. Notwithstanding anything to the contrary in this Agreement, no Acquisition Proposal will be deemed to constitute a Superior Proposal for any purpose under this Agreement if the Acquisition Proposal resulted or arose, directly or indirectly, from a breach of Section 6.2.

“Tail Period” has the meaning set forth in Section 6.11(c).

“Tax” or “Taxes”, as applicable, means any federal, state, county, municipal, local or foreign tax (including any Transfer Tax), charge, fee, levy, impost, duty or other assessment, including income, gross receipts, premium, escheat, abandoned and unclaimed property, real property, personal property, sales, use, license, excise, franchise, employment, payroll, withholding, recording, severance, documentary, stamp, occupation, windfall profits, alternative or add-on minimum, ad valorem, estimated, value added, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge, including, in all cases, any estimated payments or pre-payments relating thereto and any interest, penalties and additions imposed thereon or with respect thereto, whether disputed or not.

“Tax Authority” means any Governmental Authority having jurisdiction over the assessment, determination, collection or other imposition of any Tax.

“Tax Return” means all returns, declarations, reports, statements, estimates, information returns or statements and other forms and documents (including all schedules, exhibits, and other attachments thereto) filed or required to be filed with any Tax Authority in connection with the calculation, determination, assessment or collection of any Taxes.

“TAI” has the meaning set forth in the Recitals.

“Termination Date” has the meaning set forth in Section 8.1(a)(v).

“TLIC” has the meaning set forth in the Recitals.

“TMC” has the meaning set forth in the Recitals.

“Transaction Documents” means (i) this Agreement, (ii) the Payments Agreement, and (iii) the Letters of Transmittal (including in each case, any and all exhibits, schedules and attachments to such documents and, without duplication, any other documents executed or delivered therewith) in each case, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Transactions” means, subject to the terms and conditions of this Agreement, the Acquisition and the other transactions contemplated hereby and by the other Transaction Documents.

“Transfer Agent” means Computershare Trust Company Inc.

“Transition Date” has the meaning set forth in Section 6.10(b).

“Treasury Regulations” means regulations promulgated under relevant provisions of the Code.

“Unpaid Transaction Expenses” means all Company Transaction Expenses that have not been paid at or prior to the Effective Time.

“WARN” has the meaning set forth in Section 4.11(q).

Article II
ACQUISITION

Section 2.1    Agreement to Acquire. At the Effective Time, and upon the terms and subject to the conditions of this Agreement and the applicable provisions of the OGCA, Acquisition Sub shall purchase all of the Acquired Shares. On the Closing Date, Acquisition Sub and the Company shall cause the Acquisition to be consummated by executing and filing a certificate of acquisition (the “Certificate of Acquisition”) in accordance with Section 1090.1 of the OGCA and other Applicable Law. The “Effective Time” shall be at such time as the Certificate of Acquisition, accompanied by payment of the filing fee (as provided in the OGCA), has been examined by, and received the endorsed approval of, the Secretary of State of the State of Oklahoma, or at such subsequent time as Buyer and the Company shall agree and shall specify in the Certificate of Acquisition.

Section 2.2    Effect of the Acquisition. At the Effective Time, the effect of the Acquisition shall be as provided in this Agreement and the applicable provisions of the OGCA.

Section 2.3    Directors and Officers. At the Effective Time, the directors and officers of the Company will be as set forth in Schedule 2.3.

Section 2.4    Company Charter;; Bylaws. At the Effective Time, (a) the Company Charter will be amended and restated as set forth in Schedule 2.4 and (b) the Bylaws of the Company will be amended to permit the authorized number of members of the Board of Directors of the Company to be not less than five.

Article III
ACQUISITION CONSIDERATION

Section 3.1    Acquisition Consideration. Subject to the post-Closing adjustment as set forth in Section 3.6(a), the aggregate cash price payable as the consideration for the Acquisition shall be the Base Purchase Price (the “Acquisition Consideration”).

Section 3.2    Estimated Acquisition Consideration.

(a)    No later than five (5) Business Days prior to the Closing Date, the Company shall deliver to Buyer (A) a schedule (the “Preliminary Closing Schedule”) setting forth (i) the consolidated balance sheet of the Company and its Subsidiaries set forth in the Company’s mostly recently filed Quarterly Report on Form 10-Q or Annual Report on Form 10-K, prepared in accordance with GAAP consistent with past practices and taking into account without duplication the transactions contemplated by this Agreement that are anticipated to occur at or immediately prior to the Effective Time (specifically including without duplication Unpaid Transaction Expenses and Indebtedness), (ii) the results of operations of the Company and its Subsidiaries set forth in such Form 10-Q or Form 10-K, (iii) a calculation (in reasonable detail) of the amount of the Adjusted GAAP Shareholders’ Equity as of the most recent fiscal quarter end set forth in such Form 10-Q or Form 10-K, (iv) a good faith estimated calculation of the Unpaid Transaction Expenses and Indebtedness as of the anticipated Effective Time and (v) a calculation of Acquisition Consideration based on the Preliminary Closing Schedule assuming the Base Purchase Price was calculated as of the most recent fiscal quarter end set forth in such Form 10-Q or Form 10-K (the “Estimated Acquisition Consideration”), (B) a schedule setting forth the number of Acquired Shares outstanding as of the Effective Time, (C) a schedule setting forth the allocation of the Estimated Acquisition Consideration among holders of issued and outstanding Acquired Shares in accordance with Section 3.4(a) (the “Estimated Acquisition Consideration Allocation”), and (D) a certificate of the Chief Financial Officer of the Company, dated the date of its delivery, which represents and warrants on behalf of the Company that the Preliminary Closing Schedule, the calculation of the Estimated Acquisition Consideration and Estimated Acquisition Consideration Allocation were prepared in accordance with the terms of this Agreement and GAAP. The Preliminary Closing Schedule shall be (i) in the form of Schedule 3.2(a) (the “Pro Forma Closing Schedule”); (ii) prepared in accordance with GAAP consistent with past practice; and (iii) accompanied by work papers and other supporting documentation with respect to the calculation of the amounts set forth thereon. The Company will review and incorporate any revisions of the Preliminary Closing Schedule proposed in good faith by Buyer.

(b)    At the Closing, Buyer shall pay the Estimated Acquisition Consideration by wire transfer of immediately available funds as set forth in Section 3.3(b)(ii) to the Payments Administrator.

Section 3.3    The Closing.

(a)    Subject to the terms and conditions of this Agreement, the closing of the Acquisition (the “Closing”) shall take place on  the first Business Day of the calendar month following the calendar month in which the last of the conditions set forth in Article VII is satisfied or waived (other than conditions that relate to actions to be taken, or documents to be delivered, at the Closing), unless another date is agreed to in writing by the parties. The day on which the Closing occurs is referred to as the “Closing Date”. The Closing shall take place at the offices of the Company, 7633 East 63rd Place, Suite 230, Tulsa, Oklahoma 74133, unless another place is agreed to in writing by the parties.

(b)    At the Closing:

(i)    The Company shall deliver to Buyer:

(A)    payoff letters for each of the items set forth on Schedule 3.3(b)(i)(A), if any, in form reasonably acceptable to Buyer (the “Payoff Letters”);

(B)    the certificates contemplated by Section 7.2(a) and (b);

(C)    all invoices or other supporting documentation evidencing the Unpaid Transaction Expenses;

(D)    the Payments Agreement duly executed by the Shareholders’ Representatives and the Payments Administrator;

(E)    resignations of each of the directors and officers of the Company and each Subsidiary specified by Buyer in writing at least five (5) Business Days prior to Closing, in each case effective at the Effective Time;

(F)    evidence of the conversion of each outstanding share of Company Class B Common Stock into shares of Company Class A Common Stock in accordance with the Company Charter;

(G)    a legal opinion of Jones & Keller, P.C., in form and substance satisfactory to the Buyer;

(H)    a legal opinion of the General Counsel of the Company in form and substance satisfactory to the Buyer;

(I)    the New Employment Agreements, duly executed by each employee set forth on Schedule 3.3(b)(i)(I);

(J)    a Release and Waiver of Claims, duly executed by the Company and each employee set forth on Schedule 3.3(b)(i)(I), except for Michael McArthur;

(K)    the Investment Management Agreement, duly executed by TLIC; and

(L)    copies of all consents from Optimum Re Insurance Company under the Contracts required to be disclosed pursuant to Section 4.3(b)(ii), which consents shall be in full force and effect as of the Closing Date.

(ii)    Buyer or its Affiliates shall:

(A)    pay to the Payments Administrator, for payment to the Company Shareholders, by a single wire transfer of immediately available funds an amount equal to (a) the Estimated Acquisition Consideration, minus (b) an amount equal to the aggregate amount of the Applicable Per Share Closing Amount payable in respect of the Dissenting Shares (as reduced in accordance with Section 3.4(c)), which amount described in subclause (b) shall be held in constructive trust by Buyer for the benefit of the Company and used, as necessary, to satisfy Dissenting Shareholder Obligations, provided that, if a Company Shareholder holding any such Dissenting Shares shall fail to perfect its Dissenters’ Rights or waives or loses such rights, then Buyer shall promptly remit, or cause to be remitted, the portion of such amount relating to such Company Shareholder to the Payments Administrator in satisfaction of such payment;

(B)    deliver to the Company the certificates contemplated by Section 7.3(a) and (b), duly executed by Buyer;

(C)    deliver to the Company the Payments Agreement, duly executed by Buyer;

(D)    deliver to the parties identified on the invoices delivered in connection with Section 3.3(b)(i)(C), an amount equal to the portion of the Unpaid Transaction Expenses to be paid to such party at the Closing;

(E)    deliver to the Company the Investment Management Agreement, duly executed by 777 Asset Management LLC.

Section 3.4    Closing Payments. As of the Effective Time, by virtue of the Acquisition and without any action on the part of any Company Shareholder or any party:

(a)    Subject to the other provisions of this Section 3.4,

(i)    subject to Section 3.6, each Acquired Share issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive an amount equal to the Applicable Per Share Closing Amount;

(ii)    each share of Company Preferred Stock issued and outstanding immediately prior to the Effective Time, if any, shall be cancelled and cease to exist without any cash or other consideration delivered in exchange therefor; and

(iii)    each Company Option issued and outstanding immediately prior to the Effective Time, if any, shall be cancelled and cease to exist without any cash or other consideration delivered in exchange therefor.

(b)    Each share of Company Class A Common Stock, Company Class B Common Stock or Company Preferred Stock owned by the Company as treasury stock or owned by the Company or Buyer or any of its Affiliates shall be cancelled and cease to exist without any cash or other consideration delivered in exchange therefor.

(c)    Notwithstanding any provision of this Agreement to the contrary, any Company Shareholder who properly exercises Dissenters’ Rights shall be entitled to receive payment of the fair value of his or her Shares in the manner and pursuant to the procedures provided in Section 1091 of the OGCA. Shares held by Persons who exercise Dissenters’ Rights shall not be converted as described in Section 3.4(a). However, if any Company Shareholder who exercises Dissenters’ Rights shall fail to perfect those rights, or effectively shall waive or lose such rights, then each of his or her Shares shall be deemed to have been converted as of the Effective Time into the right to receive cash as provided in Section 3.4(a). The Company shall give Buyer (i) prompt notice of any written notice from any Company Shareholder exercising Dissenters’ Rights and (ii) the opportunity to direct negotiations and proceedings with respect to any such claim.

Section 3.5    Exchange of Shares.

(a)    Prior to receiving any consideration therefor, each holder of record of Acquired Shares shall have delivered to the Payments Administrator (A) a properly completed and duly executed Letter of Transmittal and statement of Shares held in book entry (the “Book Entry Shares”) and if applicable (B) the certificate or certificates that immediately prior to the Effective Time represented the Shares held by such holder of record (the “Certificates”). At the time of, or immediately following, the determination of the Final Acquisition Consideration, the Payments Administrator shall mail or otherwise provide the Letter of Transmittal to such holder along with instructions thereto and a notice to the effect that the risk of loss and title to the Book Entry Shares and the Certificates shall pass only upon delivery of the Book Entry Shares and the Certificates to the Payments Administrator. Such Letter of Transmittal shall also bind such holder to the provisions of Article IX. Upon surrender of the Book Entry Shares or a Certificate to the Payments Administrator, together with such Letter of Transmittal, duly executed, the holder of such Book Entry Shares or Certificate shall be entitled to receive in exchange therefor the aggregate amount of consideration into which the Book Entry Shares or Shares represented by such Certificate shall have been converted pursuant to Section 3.4(a), subject to adjustment as provided in Section 3.6, and any Book Entry Shares or Certificate so surrendered shall be canceled. If any portion of the Acquisition Consideration is to be paid to a Person other than the Person in whose name the Certificate so surrendered or a Person in whose name the Share is registered, it shall be a condition of exchange that such Certificate shall be properly endorsed or otherwise in proper form for transfer or that the Payments Administrator shall be provided with reasonable evidence of the transfer of such Share and that the Person requesting such exchange shall pay any transfer or other Taxes required by reason of the exchange to a Person other than the registered holder of such Book Entry Shares or Certificate or establish to the reasonable satisfaction of the Payments Administrator that such Tax has been paid or is not applicable. Until surrendered as contemplated by this Section 3.5(a), ownership of Book Entry Shares and each Certificate shall be deemed as of the Effective Time to represent only the right to receive, upon receipt of a Letter of Transmittal duly signed or surrender of such Book Entry Shares or Certificate in accordance with this Section 3.5, the aggregate amount of consideration into which the Book Entry Shares or the Shares represented by such Certificate shall have been converted pursuant to Section 3.4(a), subject to adjustment as provided in Section 3.6.

(b)    If, after the Effective Time, Book Entry Shares or Certificates are presented to Buyer, the Company or Acquisition Sub for any reason, they shall be canceled and exchanged for the applicable portion of the Acquisition Consideration, and shall be entitled to such other rights, as provided in this Article III.

(c)    Any portion of the Acquisition Consideration deposited with the Payments Administrator that remains unclaimed by the Company Shareholders one (1) year after the Effective Time shall be remitted to the Buyer, upon demand, and the Company Shareholders shall thereafter look only to the Buyer for such payment, without any interest thereon. Further, none of Buyer, Acquisition Sub or the Company shall be liable to any Company Shareholder for any portion of the Acquisition Consideration or interest thereon properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Applicable Law.

(d)    The Payments Administrator, Buyer, Acquisition Sub or the Company (as appropriate) shall be entitled to perform any required Tax information reporting regarding consideration otherwise payable pursuant to this Agreement to any Company Shareholder, and deduct and withhold from consideration otherwise payable pursuant to this Agreement to any Company Shareholder such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code, or any provision of state, local or non-U.S. Tax law. To the extent that amounts are so withheld, (i) such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Company Shareholder in respect of which such deduction and withholding was made, and (ii) the Payments Administrator, Buyer, Acquisition Sub or the Company (as appropriate) shall provide to such Company Shareholder written notice of the amounts so deducted or withheld.

(e)    In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit obtained from the Transfer Agent of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, the holder of such Certificate shall be entitled to receive in exchange therefor the consideration into which the Shares represented by such Certificate shall have been converted pursuant to Section 3.4(a).

(f)    The Payment Administrator shall invest any cash if and as directed by Buyer; provided, however, any such investments shall be in the form of U.S. Treasury bills, notes or bonds. Any interest and other income resulting from such investments shall be paid to, and be property of, Buyer.

Section 3.6    Post-Closing Acquisition Consideration Adjustment.

(a)    In the event that the Final Acquisition Consideration is less than the Estimated Acquisition Consideration, the Payments Administrator shall pay to Buyer from the amount deposited with it under Section 3.3(b)(ii)(A) an amount in cash necessary to cover such shortfall (the “Shortfall”). In the event that the Final Acquisition Consideration is greater than the Estimated Acquisition Consideration, Buyer shall pay to the Payments Administrator (for the benefit of the Company Shareholders) for distribution to the Company Shareholders based on their respective Applicable Pro Rata Shares an amount equal to such excess; provided, however, that the portion of such amounts that would otherwise be released to the Payments Administrator for distribution to any Dissenting Shareholders shall instead be distributed to Buyer to be held in constructive trust for the benefit of the Company and used, if and as necessary, to satisfy Dissenting Shareholder Obligations. Any amounts paid pursuant to this Section 3.6(a) shall be paid by wire transfer of immediately available funds within three (3) Business Days of the determination of the Final Acquisition Consideration pursuant to Section 3.6(c) and (ii) shall be made net of any amounts to pay the Reviewing Accounting Firm’s fees and expenses incurred on behalf of such party.

(b)    Within forty-five (45) days after the Closing Date, Buyer shall prepare and deliver to Shareholders’ Representatives (A) a schedule (the “Closing Date Schedule”) setting forth (i) the consolidated balance sheet of the Company and its Subsidiaries as of the Effective Time, prepared in accordance with GAAP consistent with past practice and taking into account the transactions contemplated by this Agreement that are to occur at or immediately prior to the Effective Time (specifically including without duplication Unpaid Transaction Expenses and Indebtedness), (ii) results of operations of the Company and its Subsidiaries for the period beginning after the Company’s Form 10-Q or Form 10-K referenced in Section 3.2(a) and ending on the Effective Time, (iii) a calculation (in reasonable detail) of the amount of the Adjusted GAAP Shareholders’ Equity as of the Effective Time, derived from such balance sheet and results of operations, (iv) a calculation of the Unpaid Transaction Expenses and Indebtedness as of the Effective Time and (v) a calculation of Acquisition Consideration based on the Closing Date Schedule (the “Closing Acquisition Consideration”). The Closing Date Schedule shall be (i) in the form of the Pro Forma Closing Schedule; (ii) prepared in accordance with GAAP consistent with past practice; and (iii) accompanied by supporting documentation with respect to the calculation of the amounts set forth thereon. Buyer shall make available to Shareholders’ Representatives and their independent accountants and other authorized representatives reasonable access to relevant information and employees of Buyer, the Company and its Subsidiaries that are responsible for and knowledgeable about the information used in the preparation of the Closing Date Schedule as may be reasonably required in connection with the Shareholders’ Representatives’ review and analysis of the Closing Date Schedule.

(c)    The Closing Date Schedule and calculation of the Closing Acquisition Consideration delivered to Shareholders’ Representatives pursuant to Section 3.6(b) shall be final and binding upon the parties unless Shareholders’ Representatives provide Buyer with a written notice of dispute (a “Dispute Notice”) with respect to the Closing Date Schedule or the Closing Acquisition Consideration not later than ten (10) days after receipt by Shareholders’ Representatives of the Closing Date Schedule, which notice sets forth in reasonable detail grounds for disagreement (which dispute and negotiation and resolution thereof in accordance with this subclause (c) shall be limited to whether the Closing Date Schedule or the calculation of the Closing Acquisition Consideration based thereon contains mathematical errors or was not prepared in accordance with GAAP or this Section 3.6) and Shareholders’ Representatives’ calculation of the Closing Acquisition Consideration. During the ten (10) day period following the receipt by Buyer of a Dispute Notice, Buyer and Shareholders’ Representatives shall cooperate in good faith to resolve any such dispute in order to determine the Closing Date Schedule and resulting Closing Acquisition Consideration based thereon, which amount shall not be (i) less than Buyer’s calculation of the Closing Acquisition Consideration delivered pursuant to Section 3.6(b) or (ii) greater than Shareholders’ Representatives’ calculation of the Closing Acquisition Consideration delivered in the Dispute Notice. If Buyer and Shareholders’ Representatives are unable to resolve the dispute within such ten (10) day period, then the parties shall submit the dispute to the Reviewing Accounting Firm for resolution. The parties shall use commercially reasonable best efforts to cause the Reviewing Accounting Firm to resolve any such dispute within ten (10) calendar days of submission. The Reviewing Accounting Firm shall determine the amounts in dispute (and only such amounts) with respect to the Closing Date Schedule and shall determine the Closing Acquisition Consideration based on such determination, which amount shall not be (i) less than Buyer’s calculation of the Closing Acquisition Consideration delivered pursuant to Section 3.6(b) or (ii) greater than Shareholders’ Representatives’ calculation of the Closing Acquisition Consideration delivered in the Dispute Notice. In resolving any disputed item, the Reviewing Accounting Firm (i) shall be bound to the principles of this Section 3.6 and the terms of this Agreement and (ii) shall limit its review to matters specifically set forth in the Dispute Notice the basis of which are mathematical errors or failure of Buyer to prepare the Closing Date Schedule or resulting calculation of the Closing Acquisition Consideration in accordance with GAAP or this Section 3.6. The agreement among the parties, the failure of the Shareholders’ Representatives to send a timely Dispute Notice or the Reviewing Accounting Firm’s determination with respect to the Closing Date Schedule and the Closing Acquisition Consideration based thereon shall be final and binding on the parties (the “Final Acquisition Consideration”). The Reviewing Accounting Firm shall function as an expert and not as an arbitrator. The fees and expenses of such Reviewing Accounting Firm shall be borne (i) by Buyer if the absolute value of the difference between the Final Acquisition Consideration and Buyer’s calculation of the Closing Acquisition Consideration pursuant to Section 3.6(b) is greater than the absolute value of the difference between the Final Acquisition Consideration and Shareholders’ Representatives’ calculation of the Closing Acquisition Consideration delivered in the Dispute Notice, (ii) by the Company Shareholders pursuant to Shareholders’ Representatives’ direction to the Payment Administrator if the absolute value of the first such difference is less than the absolute value of the second such difference and (iii) otherwise equally by Buyer, on the one hand, and by the Company Shareholders pursuant to Shareholders’ Representatives’ direction to the Payment Administrator, on the other hand.

Article IV
REPRESENTATIONS AND WARRANTIES
OF THE COMPANY

Except as set forth in the Company Disclosure Schedule, the Company hereby represents and warrants to Buyer and Acquisition Sub as of the date hereof and as of the Closing Date (or, in the case of any representation or warranty that speaks as of a specific date or time, as of such specific date or time) as follows:

Section 4.1    Organization and Related Matters.

(a)    The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Oklahoma.

(b)    The Company has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be qualified would not reasonably be expected to have a Material Adverse Effect.

(c)    (i) Each Subsidiary of the Company is a duly organized and validly existing corporation, partnership or limited liability company or other legal entity in good standing under the laws of its jurisdiction of organization, (ii) each Subsidiary of the Company is duly qualified to do business and is in good standing in each jurisdiction where its ownership or leasing of property or the conduct of its business requires it to be so qualified and (iii) each Subsidiary of the Company has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted. Section 4.1(c) of the Company Disclosure Schedule sets forth a complete and correct list of each Subsidiary of the Company, together with the jurisdiction of formation and the authorized, issued and outstanding equity securities of such Subsidiary of the Company.

Section 4.2    Capitalization.

(a)    As of the date of this Agreement and as of the Closing, the authorized capital stock (the “Company Stock”) of the Company consists of (i) 40,000,000 shares of Company Class A Common Stock, 9,631,920 of which are issued and 9,384,340 are issued and outstanding and have been duly authorized and validly issued, are fully paid, non-assessable and free of preemptive rights, (ii) 10,000,000 shares of Company Class B Common Stock, 101,102 of which are issued and outstanding and have been duly authorized and validly issued, are fully paid, non-assessable and free of preemptive rights (all of which will be converted into shares of Company Class A Common Stock in accordance with the Company Charter prior to Closing), and (iii) 550,000 shares of Company Preferred Stock, none of which are issued and outstanding. The Company has 247,580 shares of Company Stock held as treasury stock, all of which constitute Company Class A Common Stock. As of the date of this Agreement and as of the Closing, except as set forth above and except as disclosed in Section 4.2(a) of the Company Disclosure Schedule, no shares of capital stock or other voting securities of the Company are issued, reserved for issuance or outstanding. As of the date of this Agreement and as of the Closing, except as disclosed in Section 4.2(a) of the Company Disclosure Schedule, there are no preemptive rights or other outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities, proxies, stock appreciation rights, phantom stock plans or other commitments or agreements of any character relating to the issued or unissued capital stock or other securities or ownership or equity interests of the Company, or otherwise obligating the Company to issue, transfer, sell, purchase, redeem or otherwise acquire any such stock, securities or interests. No Awards or Award Agreements (as each such term is defined in the Long-Term Incentive Plan) have been granted or entered into under the Long-Term Incentive Plan or otherwise.

(b)    Except for (i) the Subsidiaries of the Company (ii) the Investment Assets of each Insurance Company, and (iii) as set forth on Section 4.2(b) of the Company Disclosure Schedule, the Company does not beneficially own, directly or indirectly through one or more other Persons, any voting stock of any other Person. Each of the outstanding shares of capital stock or other securities, or ownership interests of each of the Company’s Subsidiaries, have been duly authorized and validly issued and are owned by the Company or a direct or indirect wholly-owned Subsidiary of the Company free and clear of any Encumbrances, other than Permitted Encumbrances. There are no preemptive rights or other outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities, proxies, stock appreciation rights, phantom stock plans or other commitments or agreements of any character relating to the issued or unissued capital stock or other securities or ownership or equity interests of the Company’s Subsidiaries, or otherwise obligating the Company’s Subsidiaries to issue, transfer, sell, purchase, redeem or otherwise acquire any such stock, securities or interests.

(c)    Except as set forth in the Company Charter, there are no voting trusts or other voting or similar agreements or understandings to which the Company, any Company Shareholder or any of the Company’s Subsidiaries is a party with respect to the voting of the Company Stock or the capital stock or other securities of any of the Company’s Subsidiaries. There are no bonds, debentures, notes or other indebtedness of the Company or any of its Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of the Company Stock or the capital stock or other securities of any of the Company’s Subsidiaries may vote.

Section 4.3    Authority, No Violation; Consents and Approvals.

(a)    The Company and each of its Subsidiaries has all requisite power and authority to execute and deliver this Agreement and each of the Transaction Documents to which it is a party and, subject to the receipt of the Requisite Regulatory Approvals and the Company Shareholder Approval, to consummate or cause to be consummated the Transactions to which it is or will be a party and to perform its obligations hereunder and thereunder. Except for the Company Shareholder Approval, the execution and delivery of this Agreement and the Transaction Documents and the consummation of the Transactions to which each of them is a party have been duly and validly approved by all necessary action on the part of the Company and each Subsidiary. This Agreement has been, and each Transaction Document, when executed and delivered by the Company or any Subsidiary, as applicable, will be, duly and validly executed and delivered by the Company and any such Subsidiary, as applicable, and (assuming due authorization, execution and delivery by the other parties hereto or thereto), this Agreement and each Transaction Document constitutes or will constitute a valid and binding obligation of the Company and each Subsidiary party thereto, enforceable against such party in accordance with its or their terms, except as such enforcement may be limited by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other laws affecting or relating to the rights of creditors generally, or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(b)    Except as disclosed in Section 4.3(b) of the Company Disclosure Schedule, the execution and delivery of the Transaction Documents by the Company and any Subsidiary that is a party thereto, and the consummation of the transactions contemplated thereby by the Company or such Subsidiary do not and will not (i) violate or conflict with any of the provisions of the Organizational Documents of any of the Company and its Subsidiaries, (ii) subject to the matters referred to in Section 4.3(c), violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with or without notice or lapse of time or both would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by or rights or obligations under, or result in any charge, penalty, fee or the creation of any Encumbrance (other than a Permitted Encumbrance) on any property or asset of the Company or its Subsidiaries under, any Contract or (iii) subject to the matters referred to in Section 4.3(c), contravene any Applicable Law.

(c)    Except for (a) filings of applications and notices, as applicable, with the Insurance Departments set forth in Section 4.3(c) of the Company Disclosure Schedule, and any required approval of such applications and notices, and (b) such consents, approvals and notices of or to other Governmental Authorities as are set forth in Section 4.3(b) of the Company Disclosure Schedule, none of the Company or any of its Subsidiaries is required to obtain any consents or approvals of or make any filings, declarations or registrations with any Insurance Department or other Governmental Authority in connection with (i) the execution and delivery by the Company or its Subsidiaries of this Agreement or any other Transaction Document, or (ii) the consummation by the Company or its Subsidiaries of the Transactions.

(d)    As of the date of this Agreement, the Company Board, by resolutions duly adopted and not subsequently rescinded or modified, has (A) approved this Agreement, including the execution, delivery and performance thereof, and the consummation of the Transactions upon the terms and subject to the conditions set forth herein, (B) directed that this Agreement be submitted to the Company Shareholders for approval at the Company Shareholders Meeting in accordance with the OGCA and (C) resolved to recommend that the Company Shareholders vote in favor of adoption of this Agreement in accordance with the OGCA.

(e)    The Company has made available to Buyer complete and correct copies of the Company’s and each of its Subsidiary’s Organizational Documents, each as amended to the date of this Agreement, and each as so delivered is in full force and effect.

(f)    Section 4.3(f) of the Company Disclosure Schedule sets forth a true and correct list of each director and officer of the Company and each of its Subsidiaries as of the date of this Agreement.

Section 4.4    SEC Reports; Financial Statements; Absence of Liabilities.

(a)    The Company has timely filed or furnished, except where the failure to do so would not have a Material Adverse Effect, all reports, statements, schedules, certifications and other documents required to be filed or furnished by the Company with the SEC since January 1, 2019 (all such forms, reports, statements, schedules, certifications, exhibits and other information incorporated therein, and other documents, collectively, the “Company SEC Documents”). As of their respective dates, or, if amended, as of the date of the filing of the last such amendment, each of the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act of 1933 (the “Securities Act”), the Securities Exchange Act of 1934 (the “Exchange Act”) and/or the Sarbanes-Oxley Act of 2002, as applicable, each as in effect on the date so filed. As of the respective dates they were filed, except to the extent that information in any Company SEC Document has been revised or superseded by a Company SEC Document, none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b)    The consolidated financial statements of the Company and its consolidated Subsidiaries (including any related notes thereto) that are included in the Company SEC Documents (i) comply in all material respects with the published rules and regulations of the SEC applicable thereto, (ii) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved and (iii) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries at the respective dates thereof and the consolidated results of their operations, changes in cash flows and stockholders’ equity for the periods indicated.

(c)    The Company has made available to Buyer copies of the following statutory statements of each Insurance Company, in each case together with the exhibits, schedules and notes thereto (collectively, the “Statutory Statements”): the annual statement of each Insurance Company as of and for the annual periods ended December 31, 2021 and December 31, 2022, in each case as filed with the Insurance Department responsible for the oversight of domestic insurance companies in the jurisdiction in which the applicable Insurance Company is domiciled. The Statutory Statements have been prepared in accordance with SAP applied consistently throughout the periods involved, and present fairly, in all material respects, the statutory financial position and statutory results of operations, statutory changes in capital and surplus and cash flow of the applicable Insurance Company, as of their respective dates and for the respective periods covered thereby in accordance with SAP. The Statutory Statements complied in all material respects with all Applicable Laws when filed or submitted and no material deficiency has been asserted by any Governmental Authority with respect to the Statutory Statements that has not been resolved prior to the date hereof to the satisfaction of such Governmental Authority. No Insurance Company has received any “permitted practices” or “prescribed practices” from, or has an outstanding request for such to, a Governmental Authority in connection with the Statutory Statements, which have not been disclosed in the notes to the Statutory Statements filed with a Governmental Authority prior to the date hereof.

(d)    The Company maintains a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) as required by Rule 13a-15 under the Exchange Act and sufficient to provide reasonable assurances regarding the reliability of financial reporting for the Company and its Subsidiaries. The Company maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to provide reasonable assurance that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure. The Company has disclosed to its auditors and the audit committee of the Company Board, based on the most recent assessment of the effectiveness of the Company’s internal controls over financial reporting, (i) any significant deficiency or material weakness and (ii) any fraud, whether or not material, that involved management or other employees who have a significant role in the Company’s internal control over financial reporting. To the Knowledge of the Company, at December 31, 2022, there were no material weaknesses or significant deficiencies in such internal control over financial reporting and, as of the date hereof and the Closing, nothing has come to the attention of the Company that has caused the Company to believe that there are any material weaknesses or significant deficiencies in such internal control over financing reporting.

(e)    There are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to any Company SEC Documents and the Company has not been notified in writing or otherwise by the SEC that any of the Company SEC Documents is the subject of ongoing formal, informal or voluntary SEC review or investigation. There are no pending, and since January 1, 2019, except as publicly available on the SEC’s website, neither the Company nor its Subsidiaries has received any, oral or written correspondence from the SEC staff with respect to any accounting or financial matters or otherwise in respect of the consolidated financial statements of the Company.

(f)    Except for liabilities (a) reflected or reserved against in the Company’s consolidated balance sheet as at December 31, 2022 (or the notes thereto) or in any balance sheet (or notes thereto) included in any subsequent Company SEC Documents or (b) incurred in the ordinary course of business since December 31, 2022 consistent with past practice, neither the Company nor its Subsidiaries have any liabilities or obligations of any nature that would be required to be reflected on the Company’s consolidated balance sheet (or the notes thereto) in accordance with GAAP. Neither the Company nor any of its Subsidiaries maintains any undisclosed “off-balance sheet arrangement” within the meaning of Item 303 of Regulation S-K under the Securities Act.

Section 4.5    Material Contracts.

(a)    Except as set forth in Section 4.5(a) of the Company Disclosure Schedule, as of the date hereof neither the Company nor any of its Subsidiaries has entered into or is bound by any of the following types of Contracts (each a “Material Contract”):

(i)    any Contracts with any Affiliate of the Company or its Subsidiaries;

(ii)    any Contracts relating to any Indebtedness;

(iii)    any Contracts under which the Company or any of its Subsidiaries has made or is obligated to make, directly or indirectly, any capital contribution to, or other investment in, any Person in any amount;

(iv)    any Contracts prohibiting or restricting the ability of the Company or any of its Subsidiaries to conduct business in any geographical area, to solicit clients or to compete with any Person;

(v)    any Contracts that provide for earn-outs or other similar contingent obligations to be paid by the Company or any of its Subsidiaries;

(vi)    any Contracts for the Company’s or any Subsidiary’s purchase of materials, supplies, products or services, involving annual payments in excess of $100,000 in any year;

(vii)    any joint venture, strategic alliance, partnership or similar Contract involving a sharing of profits or expenses or payments based on revenues or profits of the Company or any of its Subsidiaries;

(viii)    any reinsurance Contracts (each a “Reinsurance Agreement”) and any trust agreements, letters of credit or other Contracts relating to collateral or security provided in connection with any Reinsurance Agreement;

(ix)    any investment management, custody or similar Contracts specifically relating to the assets of the Company and its Subsidiaries;

(x)    any Contract with any Governmental Authority;

(xi)    any Contract under which (A) the Company or any of its Subsidiaries is granted rights by others in any Intellectual Property (other than (x) commercial off-the-shelf software with an aggregate annual cost of less than $25,000 or (y) agreements with the Company’s or any of its Subsidiary’s employees or contractors entered into in the ordinary course of business) or (B) the Company or any of its Subsidiaries has granted rights to others in Intellectual Property (other than customer agreements entered into in the ordinary course of business);

(xii)    any Contracts between or among the Company or any Subsidiary and a third party, including joint and several undertakings and/or guarantees for the benefit of a third party, pursuant to which the Company or any Subsidiary has guaranteed or may otherwise be primarily or secondarily liable in respect to any obligation or liability owed to or for the benefit of a third party;

(xiii)    any Contracts between the Company or any Subsidiary, on the one hand, and any Company Shareholder or any Affiliate of any Company Shareholder (other than the Company or any of its Subsidiaries) or any officer or director of the Company or any Subsidiary, on the other hand;

(xiv)     indemnification agreements, undertakings and obligations of the type described at Section 6.11(a);

(xv)    (i) any Contract with any third party administrator and any Contract pursuant to which the Company or any of its Subsidiaries provides services to a third party and (ii) any Contract with any other service provider that involves annual service fees in excess of $100,000;

(xvi)    any Contract (or series of related Contracts) providing for the acquisition or disposition of any material lines of business, business enterprise or material assets of or by the Company or any of its Subsidiaries;

(xvii)    Contracts relating to any Proceeding or settlement agreement to which the Company or any of its Subsidiaries is a party, other than claim related settlements within policy limits entered into in the ordinary course of business;

(xviii)    any management, consulting, independent contractor, employment, severance, bonus or similar agreement;

(xix)    any Contract (excluding any Reinsurance Agreement) that involves annual payments in excess of $100,000 that is not terminable on notice of ninety (90) or fewer calendar days without penalty or premium;

(xx)    any real property lease, sublease or similar Contract;

(xxi)    any Contract that contains any “change of control” or similar term or provision that may be triggered, breached or violated by the Company’s entering into this Agreement and consummating the Transactions; and

(xxii)    each Contract entered into prior to the date hereof that is required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act.

(b)    Each Material Contract is valid, binding and in full force and effect, and is enforceable against the Company or its Subsidiaries, as the case may be, and, to the Knowledge of the Company, each other party thereto in accordance with its terms, except as such enforcement may be limited by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other laws affecting or relating to the rights of creditors generally, or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law. Each of the Company and its Subsidiaries has duly performed all of its obligations under each such Material Contract to the extent that such obligations have accrued. There are no existing defaults (or circumstances, occurrences, events or acts that, with the giving of notice or lapse of time or both that would reasonably be expected to become defaults) of the Company or its Subsidiaries or any other party thereto, under any Material Contract. The Company has made available to Buyer prior to the date hereof complete copies of all Material Contracts.

Section 4.6    No Broker. Except for Oppenheimer & Co. Inc., neither the Company nor its Subsidiaries has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees or investment banking or financial advisory fees in connection with the Transactions.

Section 4.7    Legal Proceedings. Except as set forth in Section 4.7 of the Company Disclosure Schedule:

(a)     there are no Proceedings that are pending or, to the Knowledge of the Company, threatened against or relating to the Company or any of its Subsidiaries, other than claims under or in connection with Company Insurance Policies in the ordinary course of business that (i) are within applicable policy limits, (ii) do not allege bad faith or extra-contractual obligations or (iii) are not seeking or have not been granted certification as a class;

(b)    there are no Proceedings that are pending or, to the Knowledge of the Company, threatened against or relating to the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries are subject to any outstanding order, in each case, that (i) challenge or seek to enjoin, alter or materially delay the consummation of the Transactions or (ii) would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(c)    to the Knowledge of the Company, there is no basis for any Shareholder-Related Claims; and

(d)    There are no Proceedings pending or, to the Knowledge of the Company, threatened against any director, officer or employee of the Company in respect of which the Company has or would have the obligation to indemnify a director, officer or employee. To the Knowledge of the Company, there are no facts or circumstances which may serve as the basis for any such claim in the future.

Section 4.8    Compliance with Applicable Law; Permits.

(a)    (i) The Company and its Subsidiaries have been in and are in compliance in all material respects with all Applicable Laws; (ii) since January 1, 2019, the Company and its Subsidiaries have not received any notices, complaints or other communications (in writing or, to the Knowledge of the Company, otherwise) from any Person, or been subject to any order, regarding any actual or alleged material violation of any Applicable Law; and (iii) no material Proceedings have been filed, or to the Knowledge of the Company, threatened, against the Company and its Subsidiaries alleging a material violation of any Applicable Law.

(b)    The Company and its Subsidiaries hold, own or possess all material Permits necessary for the lawful ownership, operation and use of the material properties and assets and the conduct of the businesses of the Company and its Subsidiaries as currently conducted, and the Company and its Subsidiaries are in compliance with their respective material obligations under such Permits. Section 4.8(b) of the Company Disclosure Schedule sets forth a true and complete list of all material Permits held by the Company and each of its Subsidiaries, including (i) the jurisdiction in which the Permit is held and (ii) the purpose of such Permit or, with respect to insurance licenses, the lines of insurance business for which the Company or any of its Subsidiaries is licensed or authorized in such jurisdictions pursuant to such Permit. None of such Permits has been revoked, suspended, restricted, cancelled, modified, impaired or non-renewed, and no statement or notice regarding any violation or failure to comply with, or intention to revoke, suspend, restrict, cancel, modify, impair or fail to renew, any such Permit has been received in writing by any of the Company or its Subsidiaries, provided, however, that this Section 4.8(b) shall not apply to any matter related to Taxes, which shall be governed by Section 4.10.

(c)    Except as set forth in Section 4.8(c) of the Company Disclosure Schedule, the Company and its Subsidiaries have complied with their obligations to submit all filings required to be submitted by the Company and its Subsidiaries with any Governmental Authority. All such filings were in compliance in all material respects with Applicable Law when filed or as amended or supplemented, and no material deficiencies have been asserted in writing or, to the Knowledge of the Company, orally, by any Governmental Authority with respect to such filings that have not been resolved to the satisfaction of such Governmental Authority.

(d)    Neither the Company nor any of its Subsidiaries or, to the Knowledge of the Company, any other Persons acting on their behalf has, (i) used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials, candidates or members of political parties or organizations, or established or maintained any unlawful or unrecorded funds in violation of Section 104 of the United States Foreign Corrupt Practices Act of 1977, as amended, or any other similar Law, (ii) paid, accepted or received any unlawful contributions, payments, expenditures or gifts or (iii) violated or operated in noncompliance with any export restrictions, anti-boycott regulations, embargo regulations or other similar Applicable Laws.

Section 4.9    Insurance Coverage. Section 4.9 of the Company Disclosure Schedule sets forth a list, as of the date hereof, of each insurance policy (excluding reinsurance contracts) covering the Company or its Subsidiaries or any of their assets, properties or employees, together with a description of the coverage and the annual premium for the immediately prior year. Each such insurance policy is in full force and effect, all premiums due and payable thereon have been paid and none of the Company nor its Subsidiaries has received written notice from any insurer or agent of any intent to cancel any such insurance policy. The Company and its Subsidiaries have complied in all material respects with the terms and provisions of such insurance policies to the extent affecting the Company or its Subsidiaries. There is no claim over $100,000 by the Company or its Subsidiaries pending under any of such policies with respect to the Company or any of its Subsidiaries as to which coverage has been denied or disputed by the underwriters of such policies.

Section 4.10    Taxes.

(a)    Except as set forth on Section 4.10(a) of the Company Disclosure Schedule, all Tax Returns of the Company and its Subsidiaries that are required by Applicable Law to have been filed have been duly and timely filed (taking into account applicable extensions), and all such Tax Returns are true, correct and complete in all material respects. The Company has paid (or caused to be paid) all Taxes required to have been paid (whether or not shown as due on such Tax Returns). The amount of liabilities of the Company and its Subsidiaries for unpaid Taxes attributable to all Tax periods ending on or before the Closing Date does not, in the aggregate, exceed the sum of (i) the amount of accruals and/or reserves for Taxes (excluding reserves for deferred Taxes) reflected on the most recent consolidated financial statements, and (ii) the accruals and reserves for unpaid Taxes as adjusted for the passage of time through the Closing Date.

(b)    No jurisdiction in which the Company or any of its Subsidiaries has not filed a particular type of Tax Return has asserted that it is required to file such Tax Return in such jurisdiction.

(c)    There are no claims or assessments proposed or pending by any Tax Authority against the Company or any of its Subsidiaries concerning the Tax liability of such entity.

(d)    There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any Tax assessment or deficiency with respect to the Company or any of its Subsidiaries, and the Company and its Subsidiaries have not requested any extension of time within which to file any Tax Return, which Tax Return has not yet been filed.

(e)    All Taxes required to be withheld, collected or deposited by or with respect to the Company or its Subsidiaries have been timely withheld, collected or deposited, as the case may be, and, to the extent required, have been paid to the relevant Tax Authority, and the Company and its Subsidiaries have complied in all material respects with all Tax information reporting requirements.

(f)    None of the assets of the Company or its Subsidiaries is subject to any lien for Taxes other than Permitted Encumbrances.

(g)    Neither the Company nor any of its Subsidiaries has ever been a member of an affiliated, consolidated, combined, or unitary group for any Tax purpose, other than the affiliated group of which the Company is the common parent.

(h)    The Company is not a “United States real property holding corporation” within the meaning of Section 897 of the Code.

(i)    Except as set forth in Section 4.10(i) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has any liability for Taxes of any other Person, by contract, or, to the Knowledge of the Company, by operation of law or otherwise. Neither the Company nor any of its Subsidiaries is party to any Tax sharing, indemnity, or allocation agreement that is currently in effect (other than general indemnity agreement obligations that do not explicitly govern Taxes).

(j)    Within the past three years, neither the Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify for tax-free treatment under Code Section 355.

(k)    Neither the Company nor any of its Subsidiaries is or has been a party to any “listed transaction” as defined in Code Section 6707A(c)(1) and Treasury Regulation Section 1.6011-4(b)(2).

(l)    Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting (or the use of an incorrect method of accounting) for a taxable period ending on or before the Closing Date, (ii) “closing agreement” as described in Code Section 7121 (or any corresponding provisions of state, local or non-U.S. Tax law) executed on or prior to the Closing Date, (iii) installment sale or open transaction disposition made on or prior to the Closing Date or (iv) prepaid or deposit amount received, or deferred revenue accrued, on or prior to the Closing Date.

(m)    Except as set forth in Section 4.10(m) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in any country other than the country in which it was established.

(n)    To the Knowledge of the Company, there is no unclaimed property or escheat obligation with respect to property or other assets held or owned by the Company or any of its Subsidiaries.

(o)    Each of TLIC and FBLIC is and has been since its formation a life insurance company under Section 816(a) of the Code and subject to U.S. federal income taxation under Section 801 of the Code. The Tax reserves of each of TLIC and FBLIC have been computed and maintained in the manner required under Sections 807, 817, 817A and 846 of the Code and any Treasury Regulations and administrative guidance issued thereunder. Each of TLIC and FBLIC has properly accounted for material “specified policy acquisition expenses” as required by Section 848 of the Code and all Reinsurance Agreements are insurance contracts for purposes of the Code and are not subject to re-characterization under Section 845 of the Code.

(p)    To the Knowledge of the Company, each Company Insurance Policy provides and, since the date of issuance or subsequent modification of such policy has provided, the purchaser, policyholder, account holder, other holder or intended beneficiary thereof with a Tax treatment under the Code (including, but not limited to, Sections 72, 101, 7702, 7702A and 7702B) or the applicable non-U.S. Tax law that is the same as or more favorable than the Tax treatment that was purported to apply in written materials provided by the issuer of such policy at the time of issuance or subsequent modification. To the Knowledge of the Company, no Company Insurance Policy constitutes a “modified endowment contract” under Section 7702A of the Code, except for any policy that is being administered as a “modified endowment contract” and with respect to which the policyholder either (i) consented in writing to the treatment of such policy as a "modified endowment contract" and has not acted to revoke such consent or (ii) was informed in writing about the treatment of such policy as a “modified endowment contract,” declined to have such treatment corrected and has not subsequently requested to have such treatment corrected.

(q)    Neither the Company nor any of its Subsidiaries is a party or has received written notice of any federal, state, local or non-U.S. audits or other administrative or judicial proceedings with regard to the Tax treatment of any Company Insurance Policy, or to the Knowledge of the Company, of any claims by the purchasers, holders or intended beneficiaries of the Company Insurance Policies regarding the Tax treatment thereof or of any plan or arrangement in connection with which such policies were purchased or have been administered.

Section 4.11    Employees; Employee Benefit Plans; ERISA.

(a)    Benefit Plans. Section 4.11(a) of the Company Disclosure Schedule contains a complete and accurate list of each Plan (including each of the Existing Employee Agreements) that the Company, its Subsidiaries, or any of their ERISA Affiliates sponsors or maintains, or under which the Company, its Subsidiaries, or any of their ERISA Affiliates, has any liability or obligation, whether direct or indirect, and whether contingent or otherwise, for the benefit of, or relating to, any present or former employee, officer, consultant, leased employee, independent contractor, or non-employee director or any of their dependents, survivors, or beneficiaries (collectively, the “Company Plans”). The Company has made available or delivered to Buyer (i) a true, correct and complete copy of each Company Plan, including, but not limited to, and formal and informal amendments thereto (and, to the extent the Company Plan is unwritten, an accurate description); (ii) any related trust agreement, insurance policy, services agreement, or other funding instrument with respect to any Company Plans; (iii) true and complete copies of the most recent employee handbooks or similar documents describing such Company Plans; (iv) all non-routine communications received from or sent to the IRS, the Pension Benefit Guaranty Corporation or the U.S. Department of Labor with respect to any Company Plans; (v) a true and complete copy of each most recently filed Form 5500 (including all attached schedules) for each Company Plan since January 1, 2019; (vi) true and complete copies of the current summary plan descriptions and summaries of material modifications with respect to Company Plans; (vii) the most recent IRS determination, advisory or opinion letter for each Company Plan; (viii) all reports submitted within the preceding three (3) years by third-party administrators, actuaries, investment managers, consultants or other independent contractors with respect to Company Plans; and (ix) all memoranda, minutes, resolutions and similar documents describing the manner in which each Company Plan is or has been administered or describing corrections to the administration of a Company Plan.

(b)    Absence of Certain Plans. Neither the Company, its Subsidiaries, nor any of their current or former ERISA Affiliates maintains, sponsors, participates in, contributes to, or has in the past maintained, sponsored, participated in or contributed to, or otherwise has any liability under (i) any Plan that is subject to Title IV of ERISA or Section 412 of the Code, (ii) a “multiemployer plan” as such term is defined in Section 3(37) of ERISA, (iii) a “multiple employer plan” as such term is defined in Section 413(c) of the Code, (iv) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA, or (v) a “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code.

(c)    Qualified Plans. With respect to each Company Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code (a “Qualified Plan” or “Qualified Plans”), the IRS has issued a favorable determination, advisory or opinion letter that has not been revoked (a copy of which has been delivered to Buyer) and no events or circumstances have occurred that would reasonably be expected to result in the disqualification of any such Qualified Plan. All amendments and actions required to bring each Company Plan into conformity with the applicable provisions of ERISA, the Code and other Applicable Law, have been made or taken.

(d)    Administration of Company Plans. Each Company Plan complies and has been administered in all material respects in accordance with its own terms and in compliance with all Applicable Laws. All contributions, premiums or payments due under each Company Plan have been paid or, if not yet due, have been properly reflected or accrued on the Company’s financial statements to the extent required. There has occurred no non-exempt “prohibited transaction” (within the meaning of Section 4975 of the Code or Section 406 of ERISA) or breach of any fiduciary duty described in Section 404 of ERISA with respect to any Company Plan that could result in any liability, direct or indirect, for the Company, its Subsidiaries, or any of their current or former ERISA Affiliates or any stockholder, officer, director, or employee of the Company, its Subsidiaries, or any of their current or former ERISA Affiliates.

(e)    No Pending Claims. There are no pending Proceedings (other than claims for benefits in the ordinary course) by any Governmental Authority or current or former Company Employees against the Company Plans or against the Company or any of its Subsidiaries, nor have there been any such Proceedings since January 1, 2019. Neither the Company nor any Subsidiary is party to a conciliation agreement, consent decree or other agreement or order with any Governmental Authority with respect to employment practices. No Company Plan is, or has been, the subject of an application or filing under, or a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority. Each Company Plan that is a “group health plan” (as such term is defined in Section 5000(b)(1) of the Code) has been administered and operated in all respects in compliance with the applicable requirements of Section 601, et seq. of ERISA, Section 4980B of the Code, Section 4980D of the Code and the Patient Protection and Affordable Care Act of 2010, as amended (the “ACA”). The Company and its ERISA Affiliates have offered all “full-time employees,” as defined in Code Section 4980H(c)(4)(A) of the Code (and their dependents) the opportunity to enroll in minimum essential coverage which is affordable and provides minimum value. Neither the Company nor any of its ERISA Affiliates has received any Letters 226-J from the IRS notifying them that they may be liable for an employer shared responsibility payment under Section 4980H of the Code.

(f)    No Retiree Health Care. Neither the Company nor any of its Subsidiaries or their current or former ERISA Affiliates has any liability with respect to any current or former employees, consultants, or independent contractors, or any Plan, except pursuant to the Company Plans. No Company Plan provides for any post-termination or retiree welfare benefits to any individual for any reason, other than as required under Section 4980B of the Code, Part 6 of Title I of ERISA or other similar Applicable Law. With respect to each Company Plan that is an employee welfare benefit plan (within the meaning of Section 3(1) of ERISA), all claims incurred thereunder, are (i) fully insured, or (ii) covered under a contract with a health maintenance organization.

(g)    Nonqualified Deferred Compensation. Except as provided in Section 4.11(g) of the Company Disclosure Schedule, any Company Plan that constitutes or contains a nonqualified deferred compensation plan within the meaning of Section 409(A) of the Code (each, a “409A Plan”) complies in form and operation with the requirements of Section 409A of the Code or is exempt from the application of Section 409A of the Code so as to avoid the imposition of taxation under Section 409A(a)(1) of the Code. Neither the Company nor its Subsidiaries has any obligation with respect to the failure of any 409A Plan to satisfy the foregoing requirements.

(h)    Terminated Agreements and Plans. As of the Closing Date, neither the Company nor any of its Subsidiaries or their current or former ERISA Affiliates shall have any liability or obligations under the Long-Term Incentive Plan, the Existing Employment Agreements or any other Company Plan requested by the Buyer to be terminated pursuant to Section 6.10(d).

(i)    Parachute Payments. Except as provided in Section 4.11(i) of the Company Disclosure Schedule, neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement, or any termination of employment or service or any other event in connection therewith or subsequent thereto will, individually or together with the occurrence of some other event (i) result in any payment or benefit becoming due or payable, or required to be provided, to any current or former employee, director, independent contractor or consultant, (ii) increase the amount or value of any compensation or benefit otherwise payable or required to be provided to any current or former employee, director, independent contractor, or consultant, (iii) result in the acceleration of the time of payment, vesting, or funding of any such benefit or compensation to any current or former employee, director, independent contractor or consultant, or (iv) result in the forgiveness of any loan made by the Company to any employee or former employee director, independent contractor, or consultant. No amount paid or payable in connection with the transactions contemplated by this Agreement, whether alone or in combination with another event, will, (i) be an “excess parachute payment” within the meaning of Code Section 280G or Code Section 4999 or not be deductible by the Company or its Subsidiaries by reason of Code Section 280G, or (ii) require a “gross-up” payment to any “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1).

(j)    Section 4.11(j) of the Company Disclosure Schedule contains a true, complete and correct list of the name, service date, compensation rate, and a brief description of the services of each Person that performs or, since January 1, 2022, performed personal services for the Company or any of its Subsidiaries as an independent contractor where payment to such contractor by the Company or its Subsidiaries has exceeded $100,000 since January 1, 2022. All individuals characterized and treated by the Company or any of its Subsidiaries as independent contractors or consultants during such period are and have been, properly treated as independent contractors under all Applicable Law. Except as disclosed in Section 4.11(j) of the Company Disclosure Schedule, no independent contractor participates in any Company Plan. No Company Employee or independent contractor of the Company or any of its Subsidiaries is a party to, or is otherwise bound by, any agreement or arrangement, between such Company Employee or independent contractor, as the case may be, and any other Person, in each case, that (x) limits the Company Employee’s or independent contractors ability to perform such Company Employee’s or independent contractor’s duties to the Company or any of its Subsidiaries, or (y) that materially adversely affects the ability of the Company or any of its Subsidiaries to conduct its business in the ordinary course of business.

(k)    No Collective Bargaining Agreements. None of the Company nor any of its Subsidiaries is a party to any collective bargaining or other labor union Contracts with respect to the Company Employees, no such collective bargaining agreement is being negotiated by the Company or its Subsidiaries and no campaign or other attempt for recognition has been made by any labor organization with respect to the Company Employees. There is not now pending, threatened, or reasonably anticipated, and there has not been since January 1, 2019, any (i) material labor dispute against the Company; (ii) Unfair Labor Practice (as defined in the National Labor Relations Act) charge or complaint against the Company involving any current or former employee before the National Labor Relations Board, any state labor relations board or any other Governmental Authority; (iii) grievance or other claim against the Company involving any Company Employee before any Governmental Authority; or (iv) formal allegations or investigations by a Governmental Authority relating to the misclassification of any current or former employees as independent contractors. No strike, labor dispute, slowdown, concerted refusal to work overtime, or work stoppage against the Company or any of its Subsidiaries is pending, threatened, or reasonably anticipated. The consummation of the transactions contemplated by this Agreement will not entitle any third party (including any works council, union or labor relations entity) to any payment under any Contract or other agreement or require the Company or any of its Subsidiaries to consult with any union, works council, or similar labor relations entity.

(l)    Severance. Except as set forth on Section 4.11(l) of the Company Disclosure Schedule, or as expressly contemplated by this Agreement, (i) none of the Company nor any of its Subsidiaries has any obligation, commitment or liability to pay or provide any severance pay or severance benefits to any current or former Company Employee, (ii) no Company Employee is or will be entitled to any severance payment in connection with the execution of this Agreement and the consummation of the Transactions, and (iii) the services provided by each Company Employee in the U.S. is terminable at the will of the Company or its Subsidiary and any such termination would result in no liability to the Company or any of its Subsidiaries.

(m)    Employment. The Company Employees are properly classified under the Fair Labor Standards Act of 1938, as amended, and under any similar state Applicable Law. The Company is in material compliance and has complied, in all material respects, with all Applicable Laws relating to employment and employment practices. Neither the Company nor any of its Subsidiaries has failed to pay any of its current or former employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them or amounts required to be reimbursed to such individuals.

(n)    COVID-19. The Company and its Subsidiaries (i) have complied and are in compliance in all material respects with, and have not received any notices of non-compliance or alleged non-compliance with respect to, any Applicable Law relating or pertaining to COVID-19, and (ii) taken reasonable steps to minimize potential workplace exposure in light of COVID-19. The Company and its Subsidiaries have made available to Buyer true, accurate and complete copies of all workplace communications regarding actions or changes in workplace schedules, paid time off, employee travel, remote work practices, onsite meetings, or other changes that have been implemented in response to COVID-19, contingency plans for workplace cessation in light of COVID-19 and policies implemented in relation to COVID-19.

(o)    Section 4.11(o) of the Company Disclosure Schedule contains a list of all Company Employees who are working in the United States pursuant to a visa or work permit. The Company and, to the Knowledge of the Company, each Company Employee is in compliance with all applicable visa and work permit requirements, and no visa or work permit held by a Company Employee will expire during the six (6) month period following the date of this Agreement.

(p)    The Company has not made any plan or commitment, whether or not legally binding, to create any additional Company Plan or to modify or change any existing Company Plan. No statement, either written or oral, has been made by the Company to any person with regard to any Company Plan that was not in accordance with the Company Plan and that could have an adverse economic consequence to the Company.

(q)    Neither the Company nor any of its Subsidiaries has taken any action which would constitute a “plant closing”, “mass layoff”, or other termination of employment within the meaning of the Worker Adjustment and Retraining Notification Act or any similar state or local law, including any similar law of a non-U.S. jurisdiction (“WARN”), issued any notification of a plant closing or mass layoff required by WARN, or incurred any Liability or obligation under WARN that remains unsatisfied. No terminations prior to the Closing would trigger any notice or other obligations under WARN.

(r)    No Company Employee is obligated under any Contract or agreement, subject to any judgment, decree, or order of any Governmental Authority that would interfere with such Person’s efforts to promote the interests of the Company or any of its Subsidiaries or that would interfere with the business of the Company or any Subsidiary. Neither the execution nor delivery of this Agreement, nor the carrying on of the Company’s business or any of its Subsidiaries’ businesses as presently conducted or proposed to be conducted nor any activity of such Company Employees in connection with the carrying on of the Company’s business or any of its Subsidiaries’ businesses as presently conducted or currently proposed to be conducted will, to the Knowledge of the Company, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract or agreement under which any of such Company Employees is now bound.

(s)    Section 4.11(s) of the Company Disclosure Schedule sets forth a table providing, to the extent permissible by Applicable Law, (i) the name, (ii) the specific entity for whom they provide services, (iii) hiring date, (iv) annual salary, (v) commission and bonus opportunity, (vi) accrued but unused or unpaid vacation/paid time off balances, and (vii) the exempt and non-exempt status of each Company Employee as of the date hereof.

Section 4.12    Intellectual Property.

(a)    Section 4.12(a) of the Company Disclosure Schedule sets forth (i) a complete list of all material Intellectual Property owned by the Company or any of its Subsidiaries that is registered with a Governmental Authority, including reasonable identifying information for such Intellectual Property, and (ii) a list of all other material Intellectual Property owned by the Company or any of its Subsidiaries. Section 4.12(a) of the Company Disclosure Schedule also identifies each material agreement which any Person has been granted any license under, or otherwise has received or acquired any interest in, any material Intellectual Property owned by the Company or any of its Subsidiaries. No Person other than the Company or its Subsidiaries has any ownership interest, including any rights, title or interest, in such Intellectual Property. The Company and its Subsidiaries own or have a valid and legally enforceable right to use all Intellectual Property necessary to operate the business of the Company and its Subsidiaries in all material respects as it is currently conducted. The right, title or interest of the Company and any of its Subsidiaries in all Intellectual Property owned by the Company and its Subsidiaries that is material to the business of the Company and its Subsidiaries is free and clear of any Encumbrances and free of any restrictions on the Company or its Subsidiaries’ right or ability to use or enforce any such Intellectual Property, in each case, except for Permitted Encumbrances. The Company and its Affiliates have taken commercially reasonable steps to maintain and protect the Intellectual Property owned by the Company and its Subsidiaries and maintain the confidentiality of all proprietary information and/or trade secrets.

(b)    Except as set forth in Section 4.12(b) of the Company Disclosure Schedule, none of the Company or its Subsidiaries has received written notice from any third party alleging any infringement or misappropriation of any Intellectual Property rights of any third party by the Company or any of its Subsidiaries and, to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has infringed upon or misappropriated any Intellectual Property rights of any third party. To the Knowledge of the Company, no third party has infringed upon or misappropriated any Intellectual Property owned by the Company and its Subsidiaries.

(c)    All Internal IT Systems (i) are in good repair and operating condition and are adequate and suitable for the purposes for which they are being used or held for use, (ii) conform in all material respects with their related documentation and (iii) to the Knowledge of the Company, do not contain any virus that would interfere with the ability to conduct the business of the Company and its Subsidiaries. The Company and its Subsidiaries maintain and follow commercially reasonable disaster recovery, data recovery and business continuity plans and procedures, and conduct regular periodic testing of the foregoing.

(d)    None of the source code owned or purported to be owned by the Company or its Subsidiaries has been published, disclosed, or put into escrow by the Company or its Subsidiaries. The Company and its Subsidiaries do not use any open source software or any modification or derivative thereof (i) in a manner that would grant or purport to grant to any Person any rights to or immunities under any of the Intellectual Property, or (ii) under any license requiring the Company or its Subsidiaries to disclose or distribute the source code to any proprietary software, to license or provide the source code to any proprietary software for the purpose of making derivative works, or to make available for redistribution to any Person the source code to any proprietary software at no or minimal charge. The Company and its Subsidiaries are in compliance in all material respects with the obligations under any agreement pursuant to which the Company or its Subsidiaries have obtained the right to use any open source software.

Section 4.13    Privacy.

(a)    The Company and its Subsidiaries have taken commercially reasonable steps to protect the confidentiality, integrity, and security of all of their Internal IT Systems and all information, data, and transactions stored or contained therein or transmitted thereby, including Personal Data and other sensitive information received, collected, created, used, accessed, stored, disclosed, transmitted or otherwise processed by the Company or its Subsidiaries against any unauthorized or improper use, disclosure, access, transmittal, interruption, modification, or corruption. The Company and its Subsidiaries are in compliance in all material respects with Applicable Laws relating to privacy, data protection and the collection and use of Personal Data collected and there are no Proceedings pending or, to the Knowledge of the Company, threatened against the Company or any Subsidiary in which any violation of any Person’s privacy or Personal Data or data rights has been alleged.

(b)    The Company and its Subsidiaries have taken commercially reasonable steps to institute or ensure proper information security and eliminate viruses, spyware, bots, keystroke loggers, Trojan horses and any other code designed for malicious purposes from any Internal IT Systems, and the hardware, software, network and related systems of any independent contractors. Commercially reasonable steps include: firewalls, security monitoring, intrusion detection systems, anti-virus protection, patches, required password authentication at login, keeping a verifiable record of all laptops including serial number and name of employee, and periodic security audits.

(c)     Section 4.13(c) of the Company Disclosure Schedule sets forth a full and complete list of all breaches of Personal Data that have occurred with respect to all Internal IT Systems since January 1, 2019.

(d)    Each of the Company and its Subsidiaries performs computer security vulnerability assessments as their management determines and promptly resolves known deficiencies.

Section 4.14    Properties.

(a)    The Company and each of its Subsidiaries has good and valid title to, or otherwise has the right to use pursuant to a valid and enforceable lease, license or similar contractual arrangement, all of its assets (real and personal, tangible and intangible), and such assets are all of the assets used in and required in connection with the operation of the business of the Company and its Subsidiaries as currently conducted.

(b)    Section 4.14(b) of the Company Disclosure Schedule identifies all of the real estate leases and subleases for the real property used or occupied by the Company or any of its Subsidiaries (the “Leases”). Each of the Leases is valid, binding and in full force and effect, and is enforceable against the Company or its Subsidiary that is a party to such Lease and each other party thereto in accordance with its terms, except as such enforcement may be limited by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other laws affecting or relating to the rights of creditors generally, or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law. There exists no default or condition, or any state of facts or event that with the passage of time or giving of notice would constitute a default, in the performance by the Company or its Subsidiaries or Affiliates of their respective obligations under any of the Leases or, to the Knowledge of the Company, by any other party to any of the Leases. None of the Company or its Affiliates has received any written or, to the Knowledge of the Company, oral communication from the landlord or lessor under any of the Leases claiming that the Company or any of its Subsidiaries or Affiliates is in breach of its obligations under the respective Leases.

(c)    Section 4.14(c) of the Company Disclosure Schedule sets forth each parcel of real property, including the owner thereof, which the Company or its Subsidiaries owns (the “Owned Real Property”). Each of the Company and its Subsidiaries, as applicable, has good and valid fee simple title to the Owned Real Property. Each Owned Real Property is free and clear of all Encumbrances (except for Permitted Encumbrances). Neither the Company nor any of its Subsidiaries have entered into any leases, arrangements, licenses or other agreements pursuant to which the Company or its Subsidiaries have contracted to sell or lease all or any portion of the Owned Real Property to a third party. To the Knowledge of the Company, there are neither any actual nor threatened in writing, condemnation or eminent domain proceedings that affect the Owned Real Property or any part thereof, and the Company and its Subsidiaries have not received any notice of such condemnation or eminent domain proceedings from any Governmental Authority.

Section 4.15    Absence of Certain Changes. Except as set forth in Section 4.15 of the Company Disclosure Schedule, since December 31, 2022, (a)  the Company and its Subsidiaries have conducted their business in all material respects only in the ordinary course, consistent with past practices, except as contemplated by this Agreement, (b) there has not occurred any fact, change, circumstance or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (c) neither the Company nor any of its Subsidiaries has taken any action that would not be permitted without Buyer’s consent under Section 6.1.

Section 4.16    Environmental Matters. The Company and its Subsidiaries have been and are in compliance in all material respects with all applicable Environmental Laws. Neither the Company nor any of its Subsidiaries has received written notice of any Proceedings since January 1, 2019, and there are no Proceedings currently pending or, to the Knowledge of the Company, threatened against the Company, its Subsidiaries or their respective assets or property, alleging any violation of, or liability under, any Environmental Law. Each of the Company and its Subsidiaries hold, and are in compliance with, all Permits required under applicable Environmental Law for the current operations of the Company and its Subsidiaries.

Section 4.17    Insurance Business.

(a)    Each Subsidiary of the Company that underwrites insurance (specifically, TLIC, FBLIC and TAI, each, an “Insurance Company”) is (i) duly licensed or authorized as an insurance company in its jurisdiction of domicile; (ii) duly licensed, authorized or otherwise eligible to transact the business of insurance in each other jurisdiction where it is required to be so licensed, authorized or eligible; and (iii) duly licensed, authorized or eligible in its jurisdiction of organization and each other applicable jurisdiction to write each line of insurance reported as being written in the Statutory Statements. Each jurisdiction in which any Insurance Company is domiciled, commercially domiciled, licensed, authorized or eligible to conduct its business as presently conducted is set forth in Section 4.17(a) of the Company Disclosure Schedule. All of the insurance licenses held by each Insurance Company are in good standing and full force and effect, and none of such insurance licenses is subject to any conditions or limitations except as set forth therein. There is no Proceeding pending or, to the Knowledge of the Company, threatened which would reasonably be expected to lead to the revocation, amendment, failure to renew, limitation, suspension or restriction of any license, authorization or eligibility of any Insurance Company to transact the business of insurance as presently conducted. All applications required to have been filed for the renewal of each insurance license have been duly filed on a timely basis with the appropriate Governmental Authority, and all other material filings required to have been made with respect to each license have been duly made on a timely basis with the appropriate Governmental Authority.

(b)    The Company has made available to Buyer prior to the date hereof complete and correct copies of all reports (or the most recent drafts thereof, to the extent any final reports are not available) since January 1, 2019 relating to any financial or market conduct or other examinations of the Company or any of its Subsidiaries conducted by any Insurance Department, and all material correspondence, orders, filings, inquiries and communications relating to the Company or any of its Subsidiaries received from or delivered to any applicable Insurance Department since January 1, 2019. There are no examinations, investigations or material inquiries by any Insurance Department in progress with respect to the Company or any of its Subsidiaries (other than normal and customary inquiries from Insurance Departments), nor, to the Knowledge of the Company, are any such examinations, investigations or material inquiries pending or scheduled or, to the Knowledge of the Company, threatened (other than normal and customary inquiries pending or scheduled) with respect to the Company or any of its Subsidiaries. Any material deficiencies or alleged violations noted in the examination reports, inquiries, investigations, communications and other materials described above have been resolved to the reasonable satisfaction of the Insurance Department that noted such deficiencies or violations.

(c)    All in force Company Insurance Policies are and have been, on policy forms, at rates and with associated amendments, applications, marketing materials, brochures, illustrations and certificates, to the extent required under Applicable Law, that have been approved by the applicable Governmental Authorities or which have been filed and not objected to by such Governmental Authorities within the period provided for objection. No material deficiencies have been asserted in writing, or to the Knowledge of the Company, orally by any Governmental Authority with respect to any such filings which have not been cured or otherwise resolved. The Company has made available to Buyer all policy forms on which all in force Company Insurance Policies have been issued. All Company Insurance Policies and all such policy forms, amendments, applications, marketing materials, brochures, illustrations and certificates comply in all material respects with, and have been administered in all material respects in accordance with, Applicable Law.

(d)    To the Knowledge of the Company, each Person performing the duties of insurance producer, agency, managing general agent, third party administrator, broker, solicitor, adjuster, marketer, underwriter, wholesaler, distributor, producer or customer representative for the Company and its Subsidiaries (collectively, “Producers”), at the time such Producer wrote, sold, solicited, produced, serviced or adjusted business, or performed such other act for or on behalf of the Company or any of its Subsidiaries that may require a producer’s, solicitor’s, broker’s, adjusters’ or other insurance license, was duly licensed and appointed, where required, as an insurance producer, agency, managing general agent, third party administrator, broker, solicitor, adjuster, marketer, underwriter, wholesaler, distributor, producer or customer representative, as applicable (for the type of business written, sold or produced in the particular jurisdiction in which such Producer wrote, sold, produced, solicited, serviced or adjusted such business).

(e)    No Producer has any underwriting or binding authority on behalf of the Company or its Subsidiaries, and neither the Company nor any Subsidiary is party to any managing general agency Contract or other similar Contract.

(f)    To the Knowledge of the Company, the Company Insurance Policies have been marketed, sold, underwritten and issued in material compliance with the applicable underwriting guidelines of the Insurance Company that underwrote or issued such Company Insurance Policies and all Applicable Laws.

(g)    The aggregate reserves for liabilities under the Company Insurance Policies, as reflected in each of the Statutory Statements filed since January 1, 2019, were (i) based on actuarial assumptions that were reasonable in relation to relevant policy provisions, (ii) as of these respective dates met the applicable requirements of the insurance laws and regulations of the relevant Insurance Company’s state of domicile, (iii) were in compliance with SAP (except as otherwise noted in such Statutory Statements), (iv) computed in accordance with generally accepted actuarial principles consistently applied and on the basis of methodologies consistent in all material respects with those utilized in prior years (except as otherwise noted in such Statutory Statements) and (v) based on actuarial information and data and inventories of Company Insurance Policies that were, in the aggregate, accurate in all material respects. None of the Insurance Companies has intentionally or willfully misstated, underestimated or overestimated in any Statutory Statement any liabilities in respect of insurance reserves, losses or loss adjustment expenses.

(h)    The Company and its Subsidiaries have made available to Buyer copies of all reports issued by its independent actuaries with respect to the Company and its Subsidiaries since January 1, 2019 (the “Actuarial Reports”). The information and data furnished by the Company and its Subsidiaries in connection with the preparation of the Actuarial Reports were derived from the books and records of the Company and its Subsidiaries and were accurate in all material respects as of the date so furnished. Neither the Company nor its Subsidiaries have received any new or revised report, or any supplements or addenda, with respect to the Actuarial Reports from the independent actuary responsible therefor.

(i)    Since January 1, 2019, each Insurance Company has timely paid in all material respects all claims and assessments that have been due, claimed or asserted by, or are the subject of any voluntary contribution commitment to, any guaranty fund, no such claim or assessment is pending, and neither the Company nor any Subsidiary has received notice of any such claim or assessment.

(j)    Since January 1, 2019, each Insurance Company has been in compliance in all material respects with all applicable solvency requirements, including risk-based capital requirements under Applicable Law.

(k)    Since January 1, 2019, (i) there has not been any dispute with respect to any material amounts recoverable or payable by an Insurance Company pursuant to any Reinsurance Agreement, (ii) neither the Company nor any of its Subsidiaries has received any written or oral notice of any actual or proposed increase in the rate payable under any Reinsurance Agreement, and no such increase has occurred and (iii) no reinsurer party to a Reinsurance Agreement has denied coverage with respect to any current or prospective material claim. All amounts owed under any Reinsurance Agreements have been timely paid in accordance with their terms. No Reinsurance Agreement is currently subject to any pending audit by any counterparty thereunder, and no counterparty under any Reinsurance Agreement has the right, as a result of the consummation of the Transactions, to modify the price or other terms of such Reinsurance Agreement. As of and since December 31, 2022, the Insurance Companies were entitled under SAP to take full financial statement credit for all amounts for which such financial statement credit was taken in the applicable Statutory Statements as at and since December 31, 2022 for any amounts recoverable by such Insurance Company pursuant to any Reinsurance Agreement. To the Knowledge of the Company, no counterparty under any Reinsurance Agreement is the subject of any rehabilitation, liquidation, conservatorship, receivership, bankruptcy or similar proceeding. Neither the Company nor any Subsidiary has received any notice from any other party to a Reinsurance Agreement, or has a reasonable basis to believe, (i) that the financial condition of such other party to any Reinsurance Agreement is impaired with the result that a default thereunder may reasonably be anticipated, or (ii) from any applicable reinsurer that any amount of reinsurance ceded by the Company will be uncollectible or otherwise defaulted upon. Neither the Company nor any of its Subsidiaries has received any written notice, or has a reasonable basis to believe, of any material default under any Reinsurance Agreement that has not been cured or remedied to the satisfaction of the parties thereto.

(l)    The Company and its Subsidiaries are and have been in compliance in all material respects with the Oklahoma Insurance Holding Company System Regulatory Act.

Section 4.18    Investments. The Company and its Subsidiaries have made available to Buyer a true and complete list of (a) all investment assets, including bonds, notes, debentures, mortgage loans, real estate, collateral loans, derivatives and all other instruments of indebtedness, stocks, partnership or joint venture interests and all other equity interests, certificates issued by or interests in trusts, derivatives and all other assets acquired for investment purposes that are beneficially owned by the Company and its Subsidiaries as of the date of this Agreement (the “Investment Assets”), and (b) as set forth in Section 4.18 of the Company Disclosure Schedule, all securities and amounts on deposit by the Company and its Subsidiaries with any Insurance Department or other Governmental Authority. The Company and its Subsidiaries have good and marketable title to all Investment Assets owned by them, free and clear of all Encumbrances (other than Permitted Encumbrances and deposits held for statutory purposes as set forth in the statutory financial statements of the Company’s Subsidiaries). None of the Investment Assets is in default in the payment of principal or interest or dividends and, to the Knowledge of the Company, there has occurred no event which (whether with notice or lapse of time or both) will result in a default under, or cause the impairment of, any of the Investment Assets. The acquisition and composition of the Investment Assets are in compliance in all material respects with Applicable Laws and the investment policies and guidelines of the Company and its Subsidiaries.

Section 4.19    Related Party Transactions. No relationship, direct or indirect (including any transaction or series of related transactions, taken as a whole), exists between the Company and any of its Subsidiaries, on the one hand, and any officer, director or other Affiliate (other than the Company or any of its Subsidiaries) of the Company, on the other hand, that is required to be described under Item 404 of Regulation S-K under the Securities Act in the Company SEC Documents, which is not described therein.

Section 4.20    Takeover Statutes. The Company Board has taken or shall have taken all action prior to the Closing, to ensure that no restrictions included in any “fair price”, “moratorium”, “control share acquisition” or other similar antitakeover statute or regulation applicable to the Company, or any anti-takeover provision in the Organizational Documents of the Company, is applicable to the Acquisition or other Transactions.

Section 4.21    Fairness Opinion. The Company Board has received the opinion of Oppenheimer & Co. Inc. to the effect that, based upon and subject to the assumptions, limitations, qualifications and conditions set forth therein, as of the date of such opinion, the Acquisition Consideration to be received by the holders of Company Class A Common Stock (other than Gregg E. Zahn) is fair, from a financial point of view, to such holders. As of the date hereof and as of the Closing Date, such opinion has not been modified, amended, revoked or rescinded. The Company shall, within two (2) Business Days after the Company receives such final signed fairness opinion or two (2) Business Days from the execution of this Agreement, furnish a signed copy of such final opinion to Buyer solely for informational purposes.

Section 4.22    Limitations on Representations and Warranties. Except for the representations and warranties specifically set forth in Article IV of this Agreement, any other Transaction Document or any certificate delivered pursuant hereto or thereto, none of the Company, the Company Shareholders, the Shareholders’ Representatives nor any of their Affiliates or their respective officers, directors, employees, agents, or representatives, nor any other Person, makes or shall be deemed to make any representation or warranty to Buyer or Acquisition Sub, express or implied, at law or in equity, with respect to the Transactions, and the Company hereby disclaims any such representation or warranty whether by the Company, the Company Shareholders, the Shareholders’ Representatives or any of their Affiliates or their officers, directors, employees, agents, or representatives or any other Person.

Article V
REPRESENTATIONS AND WARRANTIES OF BUYER

Except as set forth in the Buyer Disclosure Schedule, Buyer hereby represents and warrants to the Company as of the date hereof and as of the Closing Date (or, in the case of any representation or warranty that speaks as of a specific date or time, as of such specific date or time) as follows:

Section 5.1    Organization and Related Matters.

(a)    (i) Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of Florida, and (ii) Buyer has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary.

(b)    (i) Acquisition Sub is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware, and (ii) Acquisition Sub has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary.

Section 5.2    Authority; No Violation.

(a)    Each of Buyer and Acquisition Sub has all requisite power and authority to execute and deliver this Agreement and each of the Transaction Documents to which is it a party and, subject to the receipt of the Requisite Regulatory Approvals, to consummate the Transactions to which it is or will be a party and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the consummation of the Transactions to which each of them is a party have been duly and validly approved by all necessary corporate actions on the part of Buyer and Acquisition Sub. No other proceedings on the part of Buyer or Acquisition Sub are necessary to approve this Agreement and to consummate the Transactions. This Agreement has been, and each Transaction Document, when executed and delivered by Buyer or Acquisition Sub, as applicable, will be, duly and validly executed and delivered by Buyer or Acquisition Sub, as applicable, and, assuming due authorization, execution and delivery by the other parties hereto or thereto, this Agreement and each Transaction Document constitutes or will constitute a valid and binding obligation of Buyer and Acquisition Sub, as applicable, enforceable against Buyer and Acquisition Sub in accordance with its terms, except as such enforcement may be limited by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other laws affecting or relating to the rights of creditors generally or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(b)    Neither the execution and delivery of this Agreement or any other Transaction Document by Buyer or Acquisition Sub, as applicable, nor the consummation by Buyer or Acquisition Sub of the Transactions, nor compliance by Buyer or Acquisition Sub with any of the terms or provisions thereof, will (i) violate any provision of the Organizational Documents of Buyer or Acquisition Sub, or (ii) assuming that the consents and approvals referred to in Section 5.3 are duly obtained, contravene any Applicable Law.

Section 5.3    Consents and Approvals.

(a)    Except for (a) filings of applications and notices, as applicable, with the Insurance Departments forth in Section 5.3(a) of the Buyer Disclosure Schedule, and any required approval or non-disapproval of such applications and notices, and (b) such consents, approvals and notices of or to other Governmental Authorities as are set forth in Section 5.3(a) of the Buyer Disclosure Schedule, neither Buyer nor Acquisition Sub is required to obtain any consents or approvals of or make any filings, declarations or registrations with any Insurance Department or other Governmental Authority in connection with (i) the execution and delivery by Buyer or Acquisition Sub of this Agreement or any other Transaction Document, or (ii) the consummation by Buyer or Acquisition Sub of the Transactions.

(b)    Except for such facts or circumstances that (i) are publicly available or (ii) pertain to the private equity industry generally, the Buyer has no Knowledge of any fact regarding itself or of any of its Affiliates or investors that would reasonably be expected to cause any adverse findings, delays or material conditions in obtaining Insurance Department approval of the deemed acquisition of the Company and its Subsidiaries.

Section 5.4    Legal Proceedings. There are no Proceedings that are pending or, to the Knowledge of Buyer, threatened in writing against Buyer or Acquisition Sub that challenge or seek to enjoin, alter or materially delay the consummation of the Transactions or could adversely affect the Buyer’s or Acquisition Sub’s ability to perform its obligations under this Agreement.

Section 5.5    No Broker. None of Buyer, Acquisition Sub or any of their Affiliates has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Transactions (other than any broker or finder whose broker’s fees, commissions or finder’s fees shall be paid solely by Buyer or its Affiliates).

Section 5.6    Sufficient Cash. Buyer will have at Closing sufficient cash available to pay the Acquisition Consideration on the terms and conditions contained herein, and there will be no restriction on the use of such cash for such purpose.

Section 5.7    Compliance with Applicable Law. Each of Buyer, Acquisition Sub and their Affiliates is in compliance in all material respects with all Applicable Laws. Buyer and its Affiliates hold, own or possess all material Permits necessary for the lawful ownership, operation and use of the properties and assets and the conduct of the businesses of Buyer and its Affiliates as currently conducted. Buyer and its Affiliates are in compliance with their respective material obligations under such Permits. Since January 1, 2019, none of such Permits has been challenged or revoked and no statement of intention to challenge, revoke or fail to renew any such Permit has been received in writing by Buyer or any of its Affiliates.

Section 5.8    Agreements with Governmental Authorities. Neither Buyer nor any of its Affiliates is subject to any cease-and-desist or other order or enforcement action issued by a Governmental Authority, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive.

Section 5.9    Activities and Ownership of Acquisition Sub. Acquisition Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. Acquisition Sub has no ownership interests in any other business entity and is not a member of any partnership or joint venture. Acquisition Sub has not engaged in any activities, owned any assets or been subject to any liabilities, except as is necessary to effect the Acquisition. The Buyer is the sole member of Acquisition Sub.

Section 5.10    Limitations on Representations and Warranties. Buyer is an “accredited investor” within the meaning of Regulation D under the Securities Act and further represents and warrants that, prior to its execution of this Agreement, Buyer has conducted to its satisfaction an independent investigation and verification of the current condition and affairs of the Company. In making its decision to execute this Agreement, Buyer has relied and will rely solely upon the results of such independent investigation and verification and the terms and conditions of this Agreement (including the representations of the Company set forth in Article IV and in the instruments to be delivered hereunder). Buyer acknowledges that: (a) it has had the opportunity to visit with the Company and meet with its Representatives to discuss the Company’s business and its financial condition, cash flows and prospects, (b) all materials and information requested by Buyer have been provided to Buyer to Buyer’s reasonable satisfaction; and (c) except as set forth in Article IV or in the instruments to be delivered hereunder, none of the Company, its Representatives or any Affiliate thereof has made or makes any representation or warranty, express or implied, as to the Company. Except for the representations and warranties specifically set forth in this Agreement, neither Buyer nor any of its Affiliates or its or their respective officers, directors, employees, agents or representatives, nor any other Person, makes or shall be deemed to make any representation or warranty to the Company, express or implied, at law or in equity, with respect to the Transactions, and Buyer hereby disclaims any such representation or warranty whether by Buyer or any of its Affiliates or its or their officers, directors, employees, agents or representatives or any other person.

Article VI
COVENANTS

Section 6.1    Conduct of Business by the Company. During the period from the date of this Agreement and continuing through the Closing Date, except as expressly required by this Agreement, or as expressly set forth in Section 6.1 of the Company Disclosure Schedule, or with the prior written consent of Buyer, the Company shall and shall cause each of its Subsidiaries to (a) carry on their business in the ordinary course in all material respects consistent with past practice; (b) use commercially reasonable best efforts to keep available the present services of the Company Employees; and (c) use commercially reasonable best efforts to preserve intact their material businesses, operations, and relations with clients, producers, reinsurers, service providers and others with whom they conduct business. Without limiting the generality of the foregoing, except as expressly required by this Agreement or as expressly set forth in Section 6.1 of the Company Disclosure Schedule or consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall not, nor shall it permit any of its Subsidiaries to, directly or indirectly:

(a)    (i) amend or agree to amend its respective Organizational Documents, (ii) merge with or into or consolidate with, or agree to merge with or into or consolidate with, any other Person, (iii) adjust, split, combine or reclassify any capital stock or other ownership interest, (iv) grant any stock appreciation rights or grant to any individual, corporation or other entity any right to acquire any shares of its capital stock or other ownership interest, (v) issue, grant, deliver or sell or authorize or propose the issuance, grant, delivery or sale of, or purchase or redeem or propose the purchase or redemption of, any additional shares of capital stock of the Company or any of its Subsidiaries or any securities convertible into, exercisable or exchangeable for, capital stock of the Company or any of its Subsidiaries or other securities convertible into capital stock of the Company or any of its Subsidiaries, or subscriptions, rights, warrants or options to acquire capital stock of the Company or any of its Subsidiaries or other securities convertible into capital stock of the Company or any of its Subsidiaries, or other agreements or commitments of any character obligating any of them to issue or purchase or redeem any such shares or other convertible securities, or create new ownership interests, (vi) enter into any agreement, understanding or arrangement with respect to the sale or voting of its capital stock or other ownership interest or (vii) declare, pay or set aside any dividend or distribution in respect of any class of shares of capital stock;

(b)    incur any Indebtedness greater than five hundred thousand dollars ($500,000);

(c)    make or incur any capital expenditure in excess of one hundred thousand dollars ($100,000);

(d)    sell, transfer, lease, offer to sell, abandon or make any other disposition of any of its assets except in the ordinary course of business, or grant or suffer to exist, or agree to grant or suffer to exist, any Encumbrances on any of its properties or assets;

(e)    renew, amend, terminate, accelerate, waive or cancel any Material Contract or any term or condition thereof, or enter into any Contract that would be a Material Contract if in existence as of the date hereof, in each case, other than (i) the expiration of any Material Contract in accordance with its terms and (ii) the automatic renewal of any Material Contract in accordance with its terms;

(f)    (i) enter into, adopt, amend, terminate, renew or accelerate any rights or benefits under any Company Plan or any arrangement that would be a Company Plan if in effect as of the date hereof; (ii) grant to any Company Employee any salary or wage increase or increase in severance or termination pay or make any awards of any shares of capital stock (or securities convertible into, exercisable or exchangeable for, capital stock) or other incentive compensation, or grant any Awards or enter into any Award Agreement (as each such term is defined in the Long-Term Incentive Plan) under the Long-Term Incentive Plan; except, in the case of clauses (i) and (ii), (A) regularly-scheduled cash bonuses, increases in base salary or wages made in the ordinary course of business and consistent with past practice, or (B) changes that are required by Applicable Law; (iii) hire any employee (except to replace a departing Company Employee with an employee whose annual base salary is comparable to the departing Company Employee, or terminate (other than for cause) the employment of any officer of the Company or any Subsidiary or any Company Employee; or (iv) enter into any collective bargaining agreement applicable to any Company Employee or otherwise recognize any union as the bargaining representative of any such Company Employee;

(g)     (i) commence or settle any Proceeding other than any Proceedings involving solely the payment of claims arising in the ordinary course of business and not in excess of policy limits under Company Insurance Policies, or (ii) waive or release any material rights or claims other than in the ordinary course of business;

(h)    enter into, amend or extend or renew any lease of real property or material tangible personal property;

(i)    adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, redomestication or other reorganization;

(j)    (i) form any Subsidiary, (ii) acquire any business or Person, by merger or consolidation, purchase of assets or equity interests, or by any other manner, in a single transaction or a series of related transactions or (iii) acquire other assets, properties, interests or securities other than in the ordinary course of business;

(k)    make any material change in the pricing, accounting, actuarial, investment, valuation, reserving, reinsurance, Producer compensation, underwriting, claims administration, policy administration, compliance, risk retention, marketing, agency actions and management, tax or other material policies, practices or principles of the Company or any of its Subsidiaries, except as may be required by GAAP, SAP or any other Applicable Law;

(l)    exit (or put into “run off”) any line of business or enter into any new line of business or introduce any new products or services or make material modifications or additions to the terms and conditions of the Company Insurance Policies or, except as required by Applicable Law, change any interest crediting rate or any non-guaranteed element under the Company Insurance Policies;

(m)    prepare or file any Tax Return required to be filed by or with respect to the Company or any of its Subsidiaries in a manner inconsistent with past practice; settle or compromise any income Tax liability; enter into any closing agreement or similar agreement related to Taxes; consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment; change any taxable period or any Tax accounting method; fail to file any Tax Return when due or surrender any right to claim a Tax refund, offset or other reduction in Tax liability;

(n)    terminate, cancel, permit to lapse or materially amend any insurance coverage (and any surety bonds, letters of credit, cash collateral or other deposits related thereto required to be maintained with respect to such coverage) that is not replaced by comparable insurance coverage, or fail to maintain, with financially responsible insurance companies, insurance on the assets and properties of the Company and its Subsidiaries in such amounts and against such risks and losses as are consistent with past practice;

(o)    voluntarily abandon any Permit, except to the extent required in order to comply with Applicable Law, or voluntarily terminate, fail to renew or permit to lapse any Permit, or enter into any Contract or commitment with any Insurance Department or other Governmental Authority;

(p)    enter into any transaction or take any other action that would reasonably be expected to cause or constitute a breach of any representation or warranty of the Company set forth in this Agreement; or

(q)    authorize, resolve, commit or agree (by Contract or otherwise) to do any of the foregoing.

Section 6.2    Acquisition Proposals.

(a)    No Solicitation or Negotiation.

(i)    The Company agrees that, except as permitted by this Section 6.2, neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall instruct and use its commercially reasonable best efforts to cause its and its Subsidiaries’ officers, directors, employees, investment bankers, attorneys, accountants and other advisors or representatives (such Persons, collectively, “Representatives”) not to, directly or indirectly: (A) initiate, solicit or knowingly encourage any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal; (B) engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any non-public information or data to any Person relating to, any Acquisition Proposal; or (C) otherwise knowingly facilitate any effort or attempt to make an Acquisition Proposal.

(ii)    Notwithstanding anything in the foregoing to the contrary, prior to the time, but not after, the Company Shareholder Approval is obtained, the Company may (A) provide non-public and other information in response to a request therefor by a Person who has made an unsolicited bona fide written Acquisition Proposal if the Company receives from the Person so requesting such information an executed confidentiality agreement on terms that, if taken as a whole, are not materially less restrictive to the other party than those contained in the Confidentiality Agreement and promptly discloses (and, if applicable, provides copies of) any such information to Buyer to the extent not previously provided to Buyer, or (B) engage or otherwise participate in any discussions or negotiations regarding such an unsolicited bona fide written Acquisition Proposal, if and only to the extent that, prior to taking any action described in clauses (A) or (B) of this Section 6.2(a)(ii), the Company Board determines in good faith that based on the information then available (x) after consultation with its financial advisor and outside legal counsel, such Acquisition Proposal constitutes a Superior Proposal and (y) after consultation with its outside legal counsel, tax advisors and other outside advisors it deems relevant, a failure to take such action, in light of the Acquisition Proposal and the terms of this Agreement, would be a breach of the directors’ fiduciary duties under Applicable Law.

(b)    No Change of Recommendation or Alternative Acquisition Agreement.

(i)    Except as permitted by Section 6.2(b)(ii) and Section 6.2(c), the Company Board and each committee thereof shall not:

(A)    (1) withhold, withdraw, qualify or adversely modify (or publicly propose or resolve to withhold, withdraw, qualify or modify) the Company Recommendation, (2) fail to reaffirm the Company Recommendation or fail to publicly state that the Acquisition is in the best interests of the Company Shareholders, within ten (10) Business Days after Buyer requests in writing that such action be taken, (or if the Company Shareholders Meeting is scheduled to be held within ten (10) Business Days, then within one (1) Business Day after Buyer requests), (3) fail to publicly announce, within five (5) Business Days after a tender offer or exchange relating to the securities of the Company shall have been commenced, an unqualified statement disclosing that the Company Board recommends rejection of such tender offer or exchange offer, or (4) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal (any of the actions described in clauses (1), (2), (3) or (4), a “Change of Recommendation”); or

(B)    except as expressly permitted by, and after compliance with, Section 8.1(a)(vi), cause or permit the Company to enter into any acquisition agreement, merger agreement or other similar definitive acquisition agreement (other than a confidentiality agreement referred to in Section 6.2(a) entered into in compliance therewith) relating to any Acquisition Proposal (an “Alternative Acquisition Agreement”).

(ii)    Notwithstanding the foregoing, prior to the time, but not after, the Company Shareholder Approval is obtained, the Company Board may:

(A)    effect a Change of Recommendation if, and only if, (1) an unsolicited, bona fide written Acquisition Proposal is received by the Company and has not been withdrawn, (2) the Company Board determines in good faith that based on the information then available (x) after consultation with its financial advisor and outside legal counsel, such Acquisition Proposal constitutes a Superior Proposal, and (y) after consultation with its outside legal counsel, tax advisors and other outside advisors it deems relevant, a failure to effect a Change of Recommendation in connection with such Acquisition Proposal would be a breach of the directors’ fiduciary duties under Applicable Law, (3) the Company Board intends to terminate this Agreement pursuant to Section 8.1(a)(vi) in order to enter into an Alternative Acquisition Agreement in relation to such Acquisition Proposal and (4) the Company and the Company Board have complied with the applicable requirements of Section 6.2(e) (the actions described in this clause (A), a “Qualifying Change of Recommendation”); or

(B)    cause or permit the Company or any of the Company’s Subsidiaries to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal (and the Company may enter into or cause a Subsidiary thereof to enter into such an Alternative Acquisition Agreement) or agree, authorize or commit to do so, if, and only if, the Company and the Company Board have complied with the applicable requirements in Section 8.1(a)(vi).

(iii)    Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of this Section 6.2(b), including with respect to the requirements in Section 6.2(e) and Section 8.1(a)(vi).

(c)    Certain Permitted Disclosure. Nothing contained in this Section 6.2 shall be deemed to prohibit either the Company or Company Board from complying with its disclosure obligations under U.S. federal or state law with regard to an Acquisition Proposal; provided, however, that if such disclosure has the effect of withdrawing or adversely modifying the Company Recommendation, such disclosure shall be deemed to be a Change of Recommendation.

(d)    Existing Discussions and other Actions. The Company shall, and shall cause its Subsidiaries and all of its and their respective Representatives to, immediately (i) cease all solicitation, encouragement, discussions and negotiations regarding any inquiry, proposal or offer pending at any time on or prior to the date of this Agreement that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal; (ii) require the prompt return or destruction of all confidential information previously furnished to any Person in connection with a possible Acquisition Proposal; and (iii) terminate access to any physical or electronic data rooms relating to a possible Acquisition Proposal.

(e)    Notice; Matching Rights. The Company agrees that it will promptly (and, in any event, within 48 hours) notify Buyer if any inquiries, proposals or offers with respect to an Acquisition Proposal are received by it or its Subsidiaries or any of their Representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any proposals or offers and thereafter shall keep Buyer informed, on a current basis, of the status and terms of any such proposals or offers. Notwithstanding anything to the contrary in this Agreement, no termination of this Agreement pursuant to Section 8.1(a)(vi) may be effected until the provisions thereof have been complied with by the Company, and no Qualifying Change of Recommendation may be made until after the fourth (4th) Business Day following receipt by Buyer of written notice from the Company regarding the Company Board’s intention to make a Qualifying Change of Recommendation (a “Notice of Change of Recommendation”), and specifying the reasons for the Qualifying Change of Recommendation in reasonable detail and attaching to such notice the most current version of such agreement shared between the proposed parties thereto. At Buyer’s option, the parties shall negotiate in good faith during such four (4) Business Day period to reach mutual agreement on revisions to this Agreement so that the conditions set forth in Section 6.2(b)(ii)(A)(2) would not be satisfied.

(f)    Any action taken by any Representative of the Company that would, if taken directly by the Company, constitute a breach of this Section 6.2, shall be deemed a breach of this Section 6.2 by the Company.

Section 6.3    Preparation of the Proxy Statement; Shareholders Meeting.

(a)    No later than May 31, 2023, the Company shall prepare and cause to be filed with the SEC a preliminary version of a proxy statement (together with any amendments or supplements thereto, whether preliminary or definitive, the “Proxy Statement”) to be sent to the Company Shareholders relating to the special meeting of Company Shareholders (the “Company Shareholders Meeting”) to be called and held by the Company for the purpose of obtaining the Company Shareholder Approval. Buyer and Acquisition Sub shall reasonably cooperate in the preparation of the Proxy Statement. The Company shall provide Buyer with ten (10) days to review and comment on the Proxy Statement prior to its filing with the SEC and the Company shall not file any preliminary or definitive proxy statement without the prior consent of Buyer, which shall not be unreasonably withheld or delayed. The Proxy Statement will, as of its first date of use, comply as to form in all material respects with the provisions of the Exchange Act, and shall not include any untrue statement of a material fact or knowingly omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Company will advise Buyer promptly after it receives any oral or written request by the SEC for amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information, and will promptly provide Buyer with copies of any written communication received from the SEC or any state or securities commission. If at any time prior to the Company Shareholder Meeting any information relating to Buyer or the Company, or any of their respective Affiliates, officers or directors, is discovered by Buyer or the Company which should be set forth in an amendment or supplement to the Proxy Statement so that any such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other and an appropriate amendment or supplement to the Proxy Statement describing such information shall be promptly filed with the SEC by the Company, after Buyer has had two (2) Business Days to review and comment thereon, and, to the extent required by Applicable Law, disseminated to the Company Shareholders. As promptly as reasonably practicable after the date on which the staff of the SEC confirms that it has no further comments on the Proxy Statement or that it does not intend to review the Proxy Statement, the Company will file a definitive version of the Proxy Statement with the SEC and cause the definitive version of the Proxy Statement to be mailed to the Company Shareholders as of a record date set in accordance with Applicable Law and the Company’s Organizational Documents.

(b)    Subject to Section 6.2(b), the Company shall, (i) as soon as reasonably practicable (and in no event later than five (5) Business Days after the date on which the staff of the SEC confirms that it has no further comments on the Proxy Statement or that it does not intend to review the Proxy Statement), duly call and give notice of the Company Shareholders Meeting to be convened and held no later than forty-five (45) days following the date on which the definitive version of the Proxy Statement is first mailed to Company Shareholders, (ii) through the Company Board, recommend that the holders of Company Class A Common Stock and Company Class B Common Stock adopt this Agreement (the “Company Recommendation”), (iii) use its commercially reasonable best efforts to solicit from Company Shareholders proxies in favor of the adoption of this Agreement and (iv) use its commercially reasonable best efforts to take all other action necessary or advisable to secure the Company Shareholder Approval. The Company shall have the right, after good faith consultation with Buyer, to, and shall at the request of Buyer, postpone or adjourn the Company Shareholders Meeting for no longer than twenty (20) Business Days in the aggregate (A) for the absence of a quorum, or (B) to allow reasonable additional time to solicit additional proxies to the extent that at such time, taking into account the amount of time until the Company Shareholders Meeting, the Company has not received a number of proxies that would reasonably be believed to be sufficient to obtain the Company Shareholder Approval at the Company Shareholders Meeting. The Company shall keep Buyer updated with respect to proxy solicitation results as reasonably requested by Buyer.

(c)    During the period from the date of this Agreement and continuing through the Closing Date, the Company shall timely file or furnish all Company SEC Documents required to be filed or furnished by the Company with the SEC.

Section 6.4    Review of Business. Subject to the Confidentiality Agreement, between the date of this Agreement and the Closing, the Company shall provide such access to Buyer and its employees and agents to all information and data relating to the Company and its Subsidiaries, as is reasonably requested, subject to compliance with Applicable Law. Such review shall occur only during normal business hours upon reasonable advance notice by Buyer to the Company and shall be subject to the Company’s requirements regarding business visitors and shall be conducted in a manner that does not unreasonably interfere with the operations of the Company or its Subsidiaries. Notwithstanding the foregoing, none of the Company or its Affiliates shall be required to provide access to or to disclose information protected by attorney-client privilege or attorney work product doctrine or similar privilege or where such disclosure would contravene any Applicable Law or fiduciary duty, it being understood that the Company and its Affiliates shall (i) cooperate with any request for and use its commercially reasonable best efforts to obtain any waivers or other permissions, and (ii) use its commercially reasonable best efforts to make other arrangements (including redacting information or entering into joint defense agreements), in each case, so as to enable Buyer to have access to such information.

Section 6.5    Confidentiality and Announcements.

(a)    The Company and Buyer agree to be bound by and comply with the provisions set forth in the Confidentiality Agreement, the provisions of which are hereby incorporated herein by reference and further agree that the Confidentiality Agreement shall terminate upon the Closing.

(b)    The Company and Buyer shall consult with each other as to the form, substance and timing of any press release, SEC Document or other public disclosure related to this Agreement or the Transactions, and no such press release, SEC Document or other public disclosure shall be made or filed by either party or their respective Affiliates or Representatives without the consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that any party may make such disclosure to the extent (i) contemplated by Section 6.6 or (ii) required by Applicable Law, based on advice of counsel, after making reasonable efforts under the circumstances to consult with, and affording an opportunity for review and comment to, the other party prior to such disclosure and considering any comments from the other party in good faith. Buyer and the Company agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by Buyer and the Company.

Section 6.6    Regulatory Matters; Third Party Consents.

(a)    Subject to the terms and conditions of this Agreement, each party shall use its commercially reasonable efforts to promptly take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, proper or advisable under this Agreement and Applicable Laws to consummate the Transactions as soon as practicable after the date hereof, including preparing as promptly as practicable all necessary applications, notices, petitions, filings, ruling requests, and other documents and to obtain as promptly as practicable all consents, waivers, licenses, orders, registrations, approvals, permits, rulings, authorizations and clearances necessary or advisable to be obtained from any third party and/or any Insurance Department or other Governmental Authority in order to consummate the Transactions. In furtherance and not in limitation of the foregoing, (i) Buyer at its expense shall make the filings required of Buyer and its Affiliates and its and their directors, officers and employees with the Insurance Departments comprising the Requisite Regulatory Approvals with respect to the Transactions within thirty-five (35) days of the date of this Agreement, and (ii) the Company and Buyer shall use their respective commercially reasonable efforts to make other filings pursuant to Applicable Laws that are necessary, proper or advisable with respect to the Transactions as promptly as practicable. Each party shall use commercially reasonable efforts to supply to any Governmental Authority as promptly as practicable any additional information or documentation that may be required by such Government Authority pursuant to Applicable Laws in connection with their review of the Transactions. All filing fees payable in connection with the foregoing shall be borne by the respective filing party incurring such expense.

(b)    Each of Buyer, on the one hand, and the Company, on the other hand, shall (and shall cause its Affiliates to), in connection with the actions referenced in Section 6.6(a) to obtain the Requisite Regulatory Approvals, (i) cooperate with each other in connection with any communication, filing or submission and in connection with any investigation or other inquiry; (ii) to the extent permitted under Applicable Law, keep the other party and its counsel informed of any material communication received by such party from, or given by such party to, any other Governmental Authority regarding any of the Transactions; and (iii) to the extent reasonably practicable and permitted under Applicable Law, permit the other party and its counsel to review in advance any initial filing or submission (and amendments thereto) intended to be given by it to, and consult with each other in advance of any scheduled meeting or conference with, any Governmental Authority. Notwithstanding the foregoing or anything to the contrary in this Section 6.6, neither the Company nor Buyer shall be required to provide the other with any information or materials that are commercially sensitive or the disclosure of which would violate any of its contractual obligations or obligations with respect to confidentiality, contain personal information (including personal financial information) about an officer, director or control person of such party, or are subject to attorney-client privilege, attorney work product doctrine or similar privilege.

(c)    In connection with the covenants of the parties contained in Section 6.6(a) and Section 6.6(b), each of Buyer and the Company shall (and shall cause its Subsidiaries to) use commercially reasonable efforts to (i) avoid the entry of, or to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that would restrain, prevent or delay the Closing on or before the Termination Date and (ii) avoid or eliminate each and every impediment under any Applicable Law so as to enable the Closing to occur as soon as possible (and in any event no later than the Termination Date); provided, that, in each case, in no event will a party be obligated to pursue or participate in litigation in connection with the covenants of the parties contained in Section 6.6(a) and Section 6.6(b).

(d)    Notwithstanding anything to the contrary contained in this Agreement, neither Buyer nor the Company shall be obligated to take or refrain from taking or to agree to take, or for its Affiliates to take or refrain from taking or agree to take, any action or to permit or suffer to exist any restriction, condition, limitation or requirement that, individually or in the aggregate with any other actions, restrictions, conditions, limitations or requirements, would reasonably be likely to result in a Burdensome Condition. As used herein, “Burdensome Condition” means any condition that would (I) require Buyer, the Company or any of their respective Affiliates to (1) (x) offer, sell, hold separate or operate in a specified manner, or agree to offer, sell, hold separate or operate in a specified manner or (y) consent to any offer, sale, holding separate or operation in a specified manner or agreement to offer, sell or hold separate or operation in a specified manner, in either case, before or after the Closing, of any businesses, operations or assets, or interests in any businesses, operations or assets, of Buyer, the Company or any of their respective Affiliates, (2) fund or commit to fund any capital contribution to or for the benefit of the Company or any of its Subsidiaries, (3) limit the declaration and payment of ordinary dividends or (4) take or agree to take any other action or agree or consent to any limitation or restriction on or changes in any such businesses, operations or assets of Buyer or the Company or any of their respective Affiliates that, individually or in the aggregate, are materially adverse to the combined businesses of Buyer, the Company and their respective Affiliates, taken as a whole, following the Closing or to their respective Affiliates or (II) be reasonably be expected to result in a material impairment of the benefits, taken as a whole, that, as of the date hereof, Buyer reasonably expects to obtain from the Transactions.

(e)    Prior to the Closing, Buyer and the Company shall, and shall cause their respective Affiliates to, cooperate and use commercially reasonable efforts to obtain, as promptly as possible but in no event later than the Closing, the consents, approvals and agreements of, or to give and make all notices and filings with, any third parties that are not Governmental Authorities where such action is required in connection with or as a result of the Transactions. Any costs incurred in connection with the foregoing shall be borne by the party that is required by such third party (or whose Affiliate is required by such third party) to take such action.

Section 6.7    Notification of Certain Matters.

(a)    Each party to this Agreement (other than the Shareholders’ Representatives) shall give prompt notice to the other parties of (i) any event or existence of any condition that has caused or would reasonably be expected to cause any of its representations or warranties contained in this Agreement to be untrue or inaccurate in any material respect at any time after the date of this Agreement, (ii) the occurrence of any matter or event that would reasonably be expected to have a Material Adverse Effect, (iii) any failure on its part to comply with or satisfy, in any material respect, any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, (iv) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the consummation of the Transactions, and (v) any Proceeding pending or, to the applicable party’s Knowledge, threatened against the party or the parties relating to the Transactions; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement; provided further that a breach of this Section 6.7(a) shall not be considered for purposes of determining the satisfaction of the closing conditions set forth in Article VII or give rise to a right of termination under Article VIII if the underlying breach or breaches with respect to which the other party failed to give notice would not result in the failure of the closing conditions set forth in Article VII or would not result in the ability of such non-breaching party to terminate this Agreement, as the case may be.

(b)    From the date hereof until the Closing, the Company shall deliver to Buyer promptly following the filing or preparation thereof, all financial statements for the Insurance Companies filed with any Insurance Department or other Governmental Authority, and all financial statements of the Company prepared in the ordinary course, in each case prepared after the date hereof and prior to the Closing Date.

Section 6.8    Expenses. Except as otherwise provided in this Agreement, each of the Company (and its Subsidiaries), on the one hand, and Buyer, on the other hand, shall bear its own costs and expenses incurred in connection with the negotiation and preparation of this Agreement and the consummation of the Transactions including, without limitation, the fees and expenses of attorneys, accountants, investment bankers, brokers or others engaged by such party.

Section 6.9    Further Assurances. Each party to this Agreement shall use commercially reasonable best efforts to (a) execute and deliver to each other such further documents or instruments, and (b) do such other acts and things as may be reasonably necessary or appropriate, in each case in order more effectively to confirm or carry out the provisions of this Agreement and the Transaction Documents and to consummate the Transactions.

Section 6.10    Employees and Employee Benefits.

(a)    Following the Closing Date, Buyer agrees to provide, or cause the Company to provide, compensation and employee benefits pursuant to the employee benefit Plans of the Company and its Subsidiaries. Following the Closing Date, Buyer agrees to provide, or cause the Company to provide, an employee bonus pool as described in Section 6.10(a) of the Company Disclosure Schedule.

(b)    Following the Closing Date, the Company shall remain a participating employer in, and each Company Employee shall continue to participate in, the Company health and welfare and defined contribution Plans, including the 401(k) Plan, until the last day of the calendar year during which the Closing Date occurs (the “Transition Date”). Thereafter, each Company Employee shall be eligible to participate in any and all corresponding Plans of the Buyer or its Affiliates (as applicable). Buyer will treat, and cause the applicable Plans to treat, service of the Company Employees with the Company or any of its Subsidiaries attributable to any period before the Transition Date, as disclosed to Buyer, as service rendered to the Buyer or any Subsidiary of the Buyer for purposes of eligibility and vesting under the Buyer’s vacation program, health or welfare plan(s) maintained by the Buyer, and the Buyer’s defined contribution plans; provided that such service credit shall not operate to duplicate any benefit or the funding of any benefit. Without limiting the foregoing, with respect to any health or other group welfare benefit plan of the Buyer in which a Company Employee is eligible to participate following the Transition Date, (A) the Buyer shall cause any pre‑existing conditions or limitations, eligibility waiting periods or required physical examinations under any health or similar welfare plan of the Buyer to be waived with respect to the Company Employees and their eligible dependents, to the extent waived or satisfied under the corresponding plan in which the Company Employee participated immediately prior to the Transition Date, and (B) shall use commercially reasonable efforts to honor the dollar amount of any deductibles paid by the Company Employee under any of the Company’s or its Subsidiaries’ health plans in the plan year in which the Transition Date occurs, subject to the provision of such information by the Company to Buyer.

(c)    The Company and Buyer shall cooperate so as not to trigger any notices or remedial measures, including, without limitation, the payment of all amounts, penalties, liabilities, costs and expenses if such notices are not provided, required by Applicable Laws arising out of or resulting from any termination of employment of any Company Employee in connection with the Closing.

(d)    The Company shall take all actions necessary to terminate the Long-Term Incentive Plan, the Existing Employment Agreements and any other Company Plan requested by the Buyer other than the Company health and welfare and defined contribution Plans, including the 401(k) Plan, effective as of the Closing Date. The Company shall deliver to the Buyer duly executed resolutions of the Company and such other documents as Buyer shall request reflecting the termination of the Long-Term Incentive Plan, the Existing Employment Agreements and such other Company Plan requested to be terminated. The Company shall provide Buyer with a release agreement from each employee covered by an Existing Employment Agreement.

(e)    Nothing contained in this Section 6.10 or elsewhere in this Agreement, express or implied, shall confer upon any current or former Company Employee or officer, director, or consultant of the Company or its Affiliates any right to continued employment or service (or resumed employment or service) subsequent to the Closing (except as expressly provided for in the New Employment Agreements) or any third-party beneficiary rights under this Agreement (except as expressly provided for in Section 6.11).

Section 6.11    Director & Officer Indemnification.

(a)    Buyer agrees that all rights to exculpation, indemnification and advancement of expenses existing as of the date of this Agreement in favor of the current or former directors, officers or employees, as the case may be (each, a “D&O Indemnified Party”), of each of the Company and its Subsidiaries as provided in their respective Organizational Documents or under Applicable Law shall survive the Closing and shall continue in full force and effect, in each case with respect to acts or omissions occurring on or prior to the Closing Date. From the Closing Date, Buyer shall cause the Company and its Subsidiaries  to maintain in effect, honor and perform the obligations imposed under the exculpation, indemnification and advancement of expenses provisions of their respective Organizational Documents as in effect immediately prior to the Closing Date or in any indemnification agreements of such company with any of the D&O Indemnified Parties as in effect immediately prior to the Closing Date, and Buyer shall cause the Company and its Subsidiaries to not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of D&O Indemnified Parties. In the event of any Proceeding involving the D&O Indemnified Parties for which indemnification is available from the Company or its Subsidiaries, Buyer shall cause the Company and its Subsidiaries to reasonably cooperate with the D&O Indemnified Party in the defense of any such Proceeding.

(b)    Prior to the Closing Date, the Company shall amend or supplement the Company’s existing directors’ and officers’ liability insurance, to the extent necessary, to increase the aggregate limit of liability thereunder to not less than $5,000,000.

(c)    At or prior to the Effective Time, the Company shall purchase and pay in full all premiums and other costs (which collectively will constitute Company Transaction Expenses) for an extended reporting period endorsement under the Company’s existing directors’ and officers’ liability insurance coverage (the “D&O Tail Policy”) for the Company’s directors and officers in a form acceptable to the Company and the Buyer that shall provide such directors and officers with coverage for six (6) years following the Effective Time (the “Tail Period”) of not less than the existing coverage as of the Effective Time and have other terms not materially less favorable to the insured persons than the directors’ and officers’ liability insurance coverage maintained by the Company as of the Effective Time. Buyer shall, and shall cause the Company to, maintain such policy in full force and effect, and continue to honor the obligations thereunder, for the duration of the Tail Period.

(d)    The rights of each D&O Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such person may have under any Applicable Law. The provisions of this Section 6.11 shall survive the Closing and expressly are intended to benefit, and are enforceable by, each of the D&O Indemnified Parties, each of whom is an intended third-party beneficiary of this Section 6.11.

Section 6.12    Agreements with Shareholders. The Company shall obtain the termination and release of all liabilities under all Contracts (other than any Transaction Document, the New Employment Agreements or as provided in or contemplated by Section 6.11(a)) between the Company or any of its Subsidiaries, on the one hand, and any Company Shareholder or Affiliate of any Company Shareholder (other than the Company or any of its Subsidiaries), on the other hand.

Section 6.13    Tax Matters.

(a)    The Company shall deliver to Buyer a certificate, dated as of the Closing Date, certifying that the Shares are not U.S. real property interests as defined in Section 897(c) of the Code (such certificate to be in the form required by Treasury Regulation Sections 1.897-2(h) and 1.1445-2(c) and reasonably approved by Buyer).

(b)    All stock transfer, real estate transfer, documentary, stamp, recording and other similar Taxes (including interest, penalties and additions to any such Taxes) imposed on the Company or incurred in connection with this Agreement and the Transactions shall be paid when due and borne by the Company (50%) and the Buyer (50%). Prior to the Effective Time, the Company and Buyer shall cooperate in the preparation, execution and filing of all Tax Returns, questionnaires or other documents with respect to such Taxes and each shall use commercially reasonable efforts to avail itself of any available exemptions from such Taxes in accordance with Applicable Law.

(c)    For purposes of calculating “Acquisition Consideration” (including, for the avoidance of doubt, for purposes of calculating “Adjusted GAAP Shareholders’ Equity”), (i) if the Company or any Subsidiary is permitted, but not required to treat the Closing Date as the last day of a taxable period, such day shall be treated as the last day of a taxable period or (ii) if the Company or any Subsidiary is not so permitted, any Taxes based on or measured by income, gross or net sales, or payments or receipts for a taxable period beginning on or before the Closing Date and ending after the Closing Date shall be apportioned based on the actual operations of the Company and its Subsidiaries using a “closing of the books” methodology as of the Closing Date and any other Taxes shall be apportioned on a per diem basis.

(d)    The Company shall deliver to Buyer proof that the Company and its Subsidiaries timely paid each of its 2022 quarterly estimated federal, state and local income Tax payments, to the extent applicable.

Section 6.14    Anti-Takeover Statutes. If any “control share acquisition,” “fair price,” “moratorium,” or other anti-takeover Applicable Law becomes or is deemed to be applicable to Buyer, the Acquisition Sub, the Company, the Acquisition, or any other Transactions, then each of the Company and the Company Board shall grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to render such anti-takeover Applicable Law inapplicable to the foregoing.

Section 6.15    Section 16 Matters. The Company and the Company Board (or duly formed committees thereof consisting of non-employee directors (as such term is defined for the purposes of Rule 16b-3 promulgated under the Exchange Act)), shall, prior to the Effective Time, take all such actions as may be necessary or advisable to cause the transactions contemplated by this Agreement and any other dispositions of equity securities of the Company (including derivative securities) in connection with the transactions contemplated by this Agreement by any individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act, to the extent permitted by Applicable Law. Notwithstanding the foregoing, none of the Company (after the Effective Time), the Buyer and the Affiliates of the Buyer shall have any liability to any such individual in the event that any such transaction by such individual is not exempt from Section 16(b) of the Exchange Act for any reason.

Section 6.16    Deregistration. To the extent requested by Buyer, prior to the Effective Time, the Company shall cooperate with Buyer and use its commercially reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under Applicable Laws to enable the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time, and in any event no more than ten (10) days after the Effective Time. All expenses in connection with such deregistration shall be paid by Buyer and shall not be considered Company Transaction Expenses.

Section 6.17    Company Shareholder Proceedings. The Company shall promptly advise Buyer in writing after becoming aware of any Proceeding commenced, or to the Knowledge of the Company threatened, against the Company or any of its directors by any Company Shareholder (on their own behalf or on behalf of the Company) relating to this Agreement, the Acquisition or the other Transactions and shall keep Buyer reasonably informed regarding any such Proceeding. The Company shall: (a) give Buyer the opportunity to participate in the defense and settlement of any such Proceeding, (b) keep Buyer reasonably apprised on a prompt basis of proposed strategy and other significant decisions with respect to any such Proceeding, and provide Buyer with the opportunity to consult with the Company regarding the defense of any such Proceeding, which advice the Company shall consider in good faith, and (c) not settle any such Proceeding without the prior written consent of Buyer which consent shall not be unreasonably withheld, delayed, or conditioned. Nothing in this Section 6.17 shall require that Buyer consent to a settlement that would create or result in a Burdensome Condition.

Section 6.18    Acquisition Sub. Buyer shall take action necessary to cause Acquisition Sub to perform its obligations under this Agreement and to consummate the Acquisition on the terms and conditions set forth in this Agreement.

Article VII
CONDITIONS TO THE CONSUMMATION OF THE TRANSACTIONS

Section 7.1    Mutual Conditions. The obligations of each party to this Agreement to consummate the Transactions shall be subject to the satisfaction of each of the following conditions:

(a)    (i) No order, preliminary or permanent injunction or decree issued by any Governmental Authority of competent jurisdiction preventing the consummation of the Transactions shall be in effect, (ii) no Applicable Law shall have been enacted, entered or promulgated by any Governmental Authority which prohibits or makes illegal the consummation of the Transactions and (iii) no Proceeding shall be pending against the Company, Buyer or Acquisition Sub that seeks to prevent the consummation of the Transactions; and

(b)    The Insurance Department and other Governmental Authority approvals set forth on Section 7.1(b) of the Company Disclosure Schedule shall have been obtained and shall remain in full force and effect (such approvals and the expiration of such waiting periods being referred to herein as the “Requisite Regulatory Approvals”), in each case, solely as this condition applies to the obligations of Buyer to consummate the Transactions, without the imposition of a Burdensome Condition; and

(c)    The Company Shareholder Approval shall have been obtained and shall remain in full force and effect.

Section 7.2    Conditions to the Obligations of Buyer and Acquisition Sub. The obligations of Buyer to consummate the Transactions shall be subject to the satisfaction of each of the following conditions, any of which may be waived in writing by Buyer:

(a)    Representations and Warranties. (i) Each of the representations and warranties of the Company set forth in Section 4.1, Section 4.2, Section 4.3(a) and Section 4.6 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date (except for such representations and warranties that are made as of a specific date, which shall speak only as of such date) and (ii) each of the other representations and warranties of the Company contained in Article IV shall be true and correct (and, except for the representations and warranties set forth in Section 4.15(b), without regard to any references to “material” or “Material Adverse Effect” or any other materiality qualifier) in all material respects on and as of the date of this Agreement and on and as of the Closing Date as though made on the Closing Date (except for such representations and warranties that are made as of a specific date, which shall speak only as of such date). Buyer and Acquisition Sub shall have received a certificate, dated as of the Closing Date and signed by the Chief Executive Officer or Chief Financial Officer of the Company, to the foregoing effect.

(b)    Performance of Obligations of the Company. The Company shall have performed in all material respects each of the obligations and covenants required to be performed by it under this Agreement at or prior to the Closing Date. Buyer and Acquisition Sub shall have received a certificate, dated as of the Closing Date and signed by the Chief Executive Officer or Chief Financial Officer of the Company, to the foregoing effect.

(c)    Shareholder Arrangements. All plans, programs, incentive arrangements, Contracts and other arrangements that permit or require the Company to issue Company Stock at or following the Effective Time to any Person shall have been duly terminated, effective immediately before the Effective Time. All shares of Company Stock required to be issued, whether on change of control or otherwise, under any such plans or arrangement shall have been issued and no further issuances shall be required.

(d)    Other Deliverables. Buyer shall have received all the items required to be delivered to it pursuant to Section 3.3(b)(i).

(e)    Dissenters’ Rights. The Company shall have delivered notice in accordance with all Applicable Laws such that no Company Shareholder will be able to exercise Dissenters’ Rights if such Company Shareholder has not perfected such Dissenters’ Rights prior to Closing.

(f)    Dissenting Stockholders. Company Shareholders holding not more than five percent (5%) of the Shares shall have perfected, or continue to have a right to exercise Dissenters’ Rights with respect to the Shares by virtue of the Transactions.

(g)    No Material Adverse Effect. From the date of this Agreement through the Closing Date, there shall not have occurred any event, change, circumstance, effect, occurrence, condition, state of facts or development that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 7.3    Conditions to the Obligations of the Company. The obligations of the Company to consummate the Transactions shall be subject to satisfaction of each of the following conditions, which may be waived in writing by the Company:

(a)    Representations and Warranties. (i) Each of the representations and warranties of Buyer set forth in Section 5.1(a) and Section 5.2 shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date and (ii) each of the other representations and warranties of Buyer in Article V shall be true and correct (without regard to any references to “material” or “Material Adverse Effect” or any other materiality qualifier) in all material respects on and as of the date of this Agreement and on and as of the Closing Date as though made on the Closing Date (except for such representations and warranties that are made as of a specific date which shall speak only as of the date). The Company shall have received a certificate dated as of the Closing Date signed on behalf of Buyer by an appropriate officer of Buyer to the foregoing effect.

(b)    Performance of Obligations of Buyer and Acquisition Sub. Each of Buyer and Acquisition Sub or their Affiliates shall have performed in all material respects each of the obligations and covenants required to be performed by each of them under this Agreement at or prior to the Closing Date. The Company shall have received certificates signed on behalf of Buyer and Acquisition Sub by appropriate officers of Buyer and Acquisition Sub to the foregoing effect.

(c)    Other Deliverables. Buyer shall have taken the actions described in Section 3.3(b)(ii).

Article VIII
TERMINATION

Section 8.1    Termination.

(a)    This Agreement may be terminated prior to the Closing as follows:

(i)    by written consent of the Company and Buyer;

(ii)    by the Company or Buyer, if any Governmental Authority shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the Transactions, and such order, decree, ruling or other action shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 8.1(a)(ii) shall not be available to any party hereto whose failure to perform or observe the covenants and agreements of such party set forth herein has been a material cause of, or resulted in, such action;

(iii)    by the Company (provided that the Company is not then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement), if there shall be a breach by Buyer or Acquisition Sub of any representation or warranty or any covenant or agreement contained in this Agreement that would result in a failure of a condition set forth in Section 7.1 or Section 7.3 and which breach cannot be cured or has not been cured (to the extent necessary to avoid a failure of such a condition) within thirty (30) calendar days (but not later than the Termination Date) after the giving of written notice to Buyer of such breach (provided, that Buyer may elect by written notice to the Company to extend the Termination Date if and as required in order for Buyer to have a full thirty (30) days after receipt of written notice of such breach from the Company within which to cure such breach);

(iv)    by Buyer (provided that neither Buyer nor Acquisition Sub is not then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement), if there shall be a breach by the Company of any representation or warranty or any covenant or agreement contained in this Agreement that would result in a failure of a condition set forth in Section 7.1 or Section 7.2 and which breach cannot be cured or has not been cured (to the extent necessary to avoid a failure of such a condition) within thirty (30) calendar days (but not later than the Termination Date) after the giving of written notice to the Company of such breach (provided, that the Company may elect by written notice to Buyer to extend the Termination Date if and as required in order for the Company to have a full thirty (30) days after receipt of written notice of such breach from Buyer within which to cure such breach); or

(v)    by the Company or Buyer if the Closing does not occur by the close of business on the first anniversary of the date hereof (the “Termination Date”); provided, however, that, notwithstanding the foregoing, no party hereto may terminate this Agreement pursuant to this clause    (v) if the action or failure of such party to act has been a material cause of or resulted in the failure of the Closing to occur by the Termination Date and such action or failure to act constitutes a breach of this Agreement; or

(vi)    by the Company at any time prior to the time the Company Shareholder Approval is obtained, if (A) the Company Board authorizes the Company, subject to complying with the terms of this Agreement, to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal and the Company notifies Buyer in writing that it intends to enter into such an agreement, attaching the most current version of such agreement to such notice and (B) Buyer does not make, within three (3) Business Days of receipt of the Company’s written notification of its intention to enter into a binding agreement for a Superior Proposal, an offer that the Company Board determines, in good faith after consultation with its financial advisor and its legal counsel, is at least as favorable, from a financial point of view, to the Company Shareholders as the Superior Proposal. The Company agrees (x) that it will not enter into the binding agreement referred to in clause (A) above until at least the fourth (4th) Business Day after it has provided the notice to Buyer required thereby, (y) to notify Buyer promptly if its intention to enter into the written agreement referred to in its notification changes and (z) during such three-day period, to negotiate in good faith with Buyer with respect to any revisions to the terms of the transaction contemplated by this Agreement proposed by Buyer in response to a Superior Proposal, if any, so that Buyer’s offer would, in the determination of the Company Board, in good faith after consultation with its financial advisor and its legal counsel, be at least as favorable, from a financial point of view, to the Company Shareholders as the Superior Proposal;

(vii)    by the Company or Buyer if the Company Shareholder Approval is not obtained at the Company Shareholders Meeting (unless such Company Shareholders Meeting has been postponed or adjourned, in which case at the final postponement or adjournment thereof); or

(viii)    by Buyer if the Company Board shall have made a Qualifying Change of Recommendation.

(b)    The termination of this Agreement shall be effectuated by the delivery by the party terminating this Agreement to each other party of a written notice of such termination. If this Agreement so terminates, it shall become null and void and have no further force or effect, except as provided in Section 8.2.

Section 8.2    Effect of Termination. If this Agreement is terminated in accordance with Section 8.1 hereof and the Transactions are not consummated, this Agreement shall become void and of no further force and effect, without any liability on the part of any party hereto; provided that the provisions of Section 6.5, Section 6.8, this Section 8.2, the exculpation and indemnification provisions of Section 9.1, Article X (and any related definitions set forth in Article I) and the Confidentiality Agreement shall remain in effect in accordance with their terms and provided further (a) the Buyer shall reimburse the Company for the Company’s documented out-of-pocket expenses incurred in connection with this Agreement and the Acquisition contemplated thereby not to exceed a total of one million five hundred thousand dollars ($1,500,000) upon Buyer’s Intentional Breach or fraud resulting in a failure to close; and (b) Company shall reimburse Buyer for the Buyer’s documented out-of-pocket expenses incurred in connection with this Agreement and the Acquisition contemplated thereby, not to exceed a total of one million five hundred thousand dollars ($1,500,000) upon (i) Company’s Intentional Breach or fraud resulting in a failure to close, or (ii) the Company entering into an Alternative Acquisition Agreement. Notwithstanding the foregoing, nothing in this Section 8.2 shall relieve any party to this Agreement of liability for any Intentional Breach or fraud by such party prior to the date of such termination.

Article IX
SHAREHOLDERS’ REPRESENTATIVES

Section 9.1    Appointment; Authority. By approval of this Agreement and the Transactions and/or the execution and delivery of a Letter of Transmittal, including counterparts thereof, any by the consummation of the Acquisition or participating in the Acquisition and receiving the benefits thereof, including the right to receive the consideration payable in connection with the Acquisition, each of the Company Shareholders shall be deemed to have authorized and appointed each of the Shareholders’ Representatives as its agent, proxy, attorney-in-fact and representative for all purposes in connection with this Agreement and the agreements ancillary hereto, including to take such action, as it determines in its judgment appropriate, on behalf of such Company Shareholder, to exercise such rights, power and authority, as are authorized, delegated and granted to the Shareholders’ Representatives on behalf of the Company Shareholders (including, to give and receive notices and communications, to receive on behalf of and deliver to any Company Shareholder any amounts due to such Company Shareholder under this Agreement, to deliver a Dispute Notice and take such other actions in accordance with Section 3.6(c), to authorize delivery to Buyer of cash, to amend this Agreement pursuant to Section 10.2 and to take all actions necessary or appropriate in the judgment of the Shareholders’ Representatives for the accomplishment of the foregoing). By its execution and delivery of a Letter of Transmittal, including counterparts thereof, each Company Shareholder shall authorize, delegate and grant to the Shareholders’ Representatives authority to take all actions that this Agreement provides are to be taken by the Shareholders’ Representatives. From and after the Closing, the Buyer shall be entitled to rely exclusively upon any notices and other acts of the Shareholders’ Representatives relating to each Company Shareholder’s rights and obligations under this Agreement as being legally binding acts of each Company Shareholder, and the Buyer shall deliver any notice required or permitted under this Agreement to be delivered to the Company Shareholders to the Shareholders’ Representatives.

Section 9.2    Exculpation; Indemnification. The Shareholders’ Representatives will incur no liability of any kind with respect to any action or omission by the Shareholders’ Representatives in connection with its services pursuant to this Agreement and any agreements ancillary hereto, except in the event of liability directly resulting from the Shareholders’ Representatives’ gross negligence or willful misconduct. The Shareholders’ Representatives shall not be liable for any action or omission pursuant to the advice of counsel. The Company Shareholders shall indemnify, defend and hold harmless the Shareholders’ Representatives from and against any and all losses, liabilities, damages, claims, penalties, fines, forfeitures, actions, fees, costs and expenses (including the fees and expenses of counsel and experts and their staffs and all expense of document location, duplication and shipment) (collectively, “Representative Losses”) arising out of or in connection with the Shareholders’ Representatives’ execution and performance of this Agreement and any agreements ancillary hereto, in each case as such Representative Loss is suffered or incurred; provided, that in the event that any such Representative Loss is finally adjudicated to have been directly caused by the gross negligence or willful misconduct of the Shareholders’ Representative, the Shareholders’ Representatives will reimburse the Company Shareholders the amount of such indemnified Representative Loss to the extent attributable to such gross negligence or willful misconduct. In no event will the Shareholders’ Representatives be required to advance its own funds on behalf of the Company Shareholders or otherwise. The foregoing indemnities will survive the Closing, the resignation or removal of the Shareholders’ Representatives or the termination of this Agreement.

Article X
MISCELLANEOUS

Section 10.1    Non-Survival of Representations and Warranties and Agreements. None of the representations and warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time. This Section 10.1 shall not limit Section 8.2.

Section 10.2    Amendments; Waiver. This Agreement may not be amended, altered or modified except by written instrument executed by the Company and the Buyer (prior to the Closing) and the Shareholders’ Representatives and Buyer (after the Closing). No waiver of any party to this Agreement will be effective unless it is in a writing signed by the waiving parties (or in the case of a waiving party which is not a natural person, by a duly authorized officer of the waiving party) that makes express reference to the provision or provisions subject to such waiver. No waiver will constitute a waiver of, or estoppel with respect to, any subsequent or other inaccuracy, breach or failure to strictly comply with the provisions of this Agreement.

Section 10.3    Entire Agreement. This Agreement and any Schedules referred to herein, the other Transaction Documents, the Confidentiality Agreement and any other schedules, certificates, lists and documents referred to herein, and any documents executed by any of the parties simultaneously herewith or pursuant thereto, constitute the entire agreement of the parties with respect to the subject matter contained herein or therein, and supersede all prior agreements and understandings, discussions, negotiations and communications, written and oral, among the parties with respect to the subject matter hereof.

Section 10.4    Interpretation. The table of contents, articles, titles and headings to sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. The Schedules referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. Unless the context otherwise requires, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine genders of such term. Any agreement or instrument defined or referred to herein or any agreement or instrument that is referred to herein, except in each case for references in the schedules hereto (including the Company Disclosure Schedule and the Buyer Disclosure Schedule) means such agreement or instrument as from time to time amended, modified or supplemented, including by waiver or consent, and references to all attachments thereto and instruments incorporated therein. Any statute or regulation referred to herein means such statute or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of any statute, includes any rules and regulations promulgated under such statute), and references to any section of any statute or regulation include any successor to such section. Any agreement referred to herein shall include reference to all Schedules and other documents or agreements attached thereto. The words “delivered,” “provided,” or “made available” (or any phrase of similar import) with respect to the Company shall mean, with respect to any document, information or agreement, that such document, information or agreement has been posted to the electronic data room hosted by SmartRoom at https://secure.smartroom.com/app/main/#/login under the folder labeled “Project Golden” at least three (3) Business Days prior to the date hereof.

Section 10.5    Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

Section 10.6    Notices. Unless otherwise provided herein, all notices and other communications hereunder shall be in writing and shall be deemed given if (a) delivered in person, (b) delivery via e‑mail, or (c) delivered by an express courier, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to the Company, to:

First Trinity Financial Corporation

7633 East 63rd Place, Suite 230

Tulsa, OK 74133

Attention: Gregg E. Zahn, Chairman, President and Chief Executive Officer

Telephone: (918) 249-2438

E-mail: gzahn@firsttrinityfinancial.com

with a copy (which shall not constitute notice) to:

Jones & Keller, P.C.

1675 Broadway, 26th Floor

Denver, CO 80202

Attention: Reid A. Godbolt

Telephone: (303) 573-1600

E-mail: rgodbolt@joneskeller.com

If to the Shareholders’ Representatives, to:

Will Klein

8211 East Adobe Drive

Scottsdale, AZ 85255

Telephone: (602) 549-9811

E-mail: will@skymedgroup.com

Gerald Kohout

2904 Destin Drive

Denton, TX 76205

Telephone: (817) 271-4907

E-mail: gjkinsinc@outlook.com

with a copy (which shall not constitute notice) to:

Jones & Keller, P.C.

1675 Broadway, 26th Floor

Denver, CO 80202

Attention: Reid A. Godbolt

Telephone: (303) 573-1600

E-mail: rgodbolt@joneskeller.com

If to Buyer or Acquisition Sub, to:

Brickell L&A Holdings LLC

600 Brickell Ave, Suite 1900

Miami, FL 33133

Attention: Gayle Levy

Telephone:  (917) 587-0331

E-mail: glevy@brickell-insurance.com

with a copy (which shall not constitute notice) to:

Morgan, Lewis & Bockius LLP
101 Park Avenue

New York, New York 10178

Attention: Jeffrey S. MacDonald

Telephone: (860) 240-2996

E-mail: jeffrey.macdonald@morganlewis.com

Section 10.7    Binding Effect; Persons Benefiting; No Assignment. This Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and assigns and any transferee of all or substantially all of the assets of such party and its Subsidiaries taken as a whole. The rights and obligations of the parties under this Agreement may not be assigned or delegated by any of the parties without the prior written consent of the other parties; provided, that Buyer may assign any or all of its rights and interests under this Agreement to one or more of its Affiliates, but no such assignment shall relieve Buyer of its obligations under this Agreement. Except as otherwise expressly set forth in Section 6.11 and Article IX no provision of this Agreement is intended or shall be construed to confer upon any Person other than the parties and their respective successors and permitted assigns any right, remedy or claim under or by reason of this Agreement or any part hereof.

Section 10.8    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same agreement, it being understood that all of the parties need not sign the same counterpart, and may be delivered by facsimile, e-mail of a .pdf attachment, generally recognized e-signature technology or other electronic means intended to preserve the original graphic or pictorial appearance of a document.

Section 10.9    Waiver of Jury Trial. EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTION DOCUMENTS, THE TRANSACTIONS OR THE OTHER TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY, AND WHETHER MADE BY CLAIM, COUNTERCLAIM, THIRD PERSON CLAIM OR OTHERWISE. EACH PARTY HERETO ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS IN THIS SECTION.

Section 10.10    Governing Law; Venue. This Agreement shall be governed and construed in accordance with the internal laws (including the statute of limitations) of the State of Oklahoma applicable to contracts made and wholly performed within such state, without regard to any applicable conflicts of law principles. Each of the parties irrevocably agrees that any and all Proceedings arising out of, relating to or in connection with this Agreement or its subject matter and the rights and obligations arising hereunder, or for recognition and enforcement of any settlement or judgment in respect of this Agreement and the rights and obligations arising hereunder brought by any other party hereto or its successors or assigns, shall be brought and determined exclusively in any U.S. District Court of the State of Oklahoma or, if unavailable, any other Oklahoma state or federal court (collectively, the “Oklahoma Courts”). Each of the parties agrees that mailing of process or other papers in connection with any such Proceeding in the manner provided in Section 10.6 or in such other manner as may be permitted by the Oklahoma Courts. Each of the parties hereby irrevocably submits with regard to any such Proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the Oklahoma Courts and agrees that it will not bring any Proceeding relating to this Agreement or any of the transactions contemplated by this Agreement in any court or tribunal other than Oklahoma Courts. Each of the parties hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder (a) any claim that it is not personally subject to the jurisdiction of the Oklahoma Courts for any reason other than the failure to serve process in accordance with this Agreement, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by Applicable Law, any claim that (i) the Proceeding in such court is brought in an inconvenient forum, (ii) the venue of such Proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 10.11    Specific Performance. The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder will cause irreparable injury to the other party, for which damages, even if available, will not be an adequate remedy. Accordingly, each party hereby shall be permitted to seek the issuance of temporary, preliminary and permanent injunctive relief by the Oklahoma Courts to compel performance of such party’s obligations, or to prevent breaches or threatened breaches of this Agreement, and to the granting by the Oklahoma Courts of the remedy of specific performance of its obligations hereunder, without, in any such case, the requirement to post any bond or other undertaking, in addition to any other rights or remedies available hereunder or at law or in equity. Each of the parties further hereby waives any defense in any action for specific performance that a remedy at law would be adequate.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

THE COMPANY: FIRST TRINITY FINANCIAL CORPORATION

By:	/s/ Gregg Zahn
Name: Gregg Zahn Title: President and Chief Executive Officer

SHAREHOLDERS’ REPRESENTATIVES:

By:	/s/ Will Klein
Will Klein, solely in his capacity as a Shareholders’ Representative

By:	/s/ Gerald Kohout
Gerald Kohout, solely in his capacity as a Shareholders’ Representative

BUYER: MTCP LLC

By:	/s/ Steven Pasko
Name: Steven Pasko Title: Manager

ACQUISITION SUB: BRICKELL L&A HOLDINGS LLC

By:	/s/ Steven Pasko
Name: Steven Pasko Title: Manager

[Signature Page to the Share Acquisition Agreement.]